UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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HNI CORPORATION
(Name of Registrant as Specified In Its Charter)

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2023 PROXY STATEMENT HNI Corporation

A Letter to our Shareholders Review of 2022—Prepared for 2023 and beyond. Our members continued to demonstrate what is unique about HNI. Supply chain disruptions, labor shortages, and rapid input cost inflation all moderated during 2022. However, as we progressed through the year, softer macroeconomic conditions provided the next source of uncertainty. Margin improvement remains our focus in our Workplace Furnishings segment. Our primary strategic objective in our Workplace Furnishings segment is to expand margins. While our margin enhancement actions and operational investments negatively impacted 2022 results, they will drive margin expansion as they mature. In fact, we expect our actions to more than offset volume-driven profit pressure from a weaker macro environment in 2023. Our efforts can be categorized in three broad buckets: Business simplification efforts. During 2022, we made several moves aimed at simplifying our business in an effort to focus on our most attractive, fastest-growing, and most profitable markets. These actions included: • Divesting Lamex, our Hong Kong- and China-based furniture business. • Restructuring an eCommerce business by eliminating low-margin products from the lineup. • Discontinuing a small, non-core furniture brand. Cost reduction plan. In the third quarter of 2022, we implemented a cost savings plan expected to save $30 million to $35 million—the majority of which will benefit Workplace Furnishings in 2023. Importantly, our growth investments were not impacted by this plan. A return of productivity savings. Our normal annual net productivity savings were negatively impacted in 2022 by elevated investments, the largest of which was a new seating facility in Mexico. In 2023, even as we plan to expand that operation into a larger building, we expect net productivity to positively impact profitability. In Residential Building Products, we remain focused on driving long-term revenue growth. In 2022, our Residential Building Products segment generated record revenue and record profits, with full year operating margin exceeding 18 percent for the third straight year. Our regional distribution footprint, our unmatched price-point breadth, product depth, and channel reach, and our lean manufacturing and product development capabilities continue to differentiate us in the marketplace. In addition, our vertically integrated business model, in which our wholly owned installing distributors generate more than a quarter of our segment revenue, is unique in the hearth industry. This structure allows us to benefit from the recognition of stacked margin (manufacturing, distribution, and installation) while delivering unparalleled customer service. Rising mortgage rates, decreased housing affordability, and broader macroeconomic concerns are expected to negatively impact new construction and remodel/retrofit demand in 2023. However, we are prepared. Our recent actions will partially offset the anticipated volume pressures while we will continue to invest for future growth. Dear Shareholders: In 2022, our members began HNI Corporation’s second 75 years by delivering strong fundamental performance. Earnings per share increased more than 35% year-over-year—solid results in a still- turbulent world. And while we continued to manage through dynamic conditions, we remained laser focused on the future. We initiated multiple actions aimed at expanding margins in our Workplace Furnishings business, while we continued to invest to grow in our Residential Building Products segment. Our focus on delivering results complements our decades-long commitment to sustainability and good corporate citizenship. And in 2022, HNI was again recognized as one of America’s Most Responsible Companies. While macroeconomic conditions remain uncertain, the company is prepared for 2023. As we look out longer term, we are excited about our strategies and market positions, and are confident in our ability to deliver strong and sustained profitable growth. 2 | HNI Corporation

Jeffrey D. Lorenger Chairman, President, and Chief Executive Officer HNI Corporation We are increasingly excited about the future. In Workplace Furnishings, our research indicates the market will recover and demand patterns will change in a way that aligns with our market positions. Specifically, population migration patterns toward secondary and tertiary geographies, positive employment and demand trends with small-to-mid-sized offices, and feedback from large corporate customers regarding return-to-office plans and the adoption of hybrid work models, all align with our strong market coverage and our unmatched product and price-point breadth and depth—pointing to the return of sustained volume growth post 2023. In Residential Building Products, our long-term strategic focus in this business is unchanged. We will invest to grow revenue by expanding all our categories, take advantage of our strong competitive position, and attractive long-term market dynamics, while maintaining our margins. The housing market remains undersupplied, and demographic trends support long-term demand growth. Additionally, an aging housing stock will drive consistent remodeling over the long- term. Thus, despite some short-term headwinds, we will continue to drive growth through our initiatives in the areas of category awareness, new product innovation, and online capabilities, and by expanding our wholly owned installing-distribution footprint. Given the market’s strong mid- and long-term fundamentals, our unique growth opportunities, and our category-leading positions, we remain bullish about growth in this high margin, high-return business beyond 2023. We continue to organize around our Profitable Growth Strategic Framework, which is centered on three main pillars: Focus on our customers. We are broadening our engagement in and influence of the customer buying journey. We are investing in data analytics, digital assets, digital marketing, eCommerce capabilities, and market coverage. Simplify the buying process. Buying office furniture and hearth products can be complicated and time-consuming. Based on our work to understand the customer more deeply, we are making things easier. We have the scale and resources to lead this charge, and we are incorporating technology and digital assets to help customers more quickly and effortlessly navigate the buying process. We are creating effortless winning experiences for those partnering with HNI. Leverage our lean heritage. All HNI member-owners embrace the principles of lean manufacturing, as we always look to find a better, more efficient, and more environmentally friendly approach. Members scrutinize every facet of our business to identify areas of waste and then refine and streamline our approach. You can see this “rapid continuous improvement” (RCI) in action from the manufacturing floor, to the administrative offices, to our customer interactions. This RCI approach benefits all of our stakeholders as we focus on delivering annual productivity and cost savings, allowing us to grow earnings and invest in our future. One of America’s Most Responsible Companies In December, HNI was again named one of America’s most responsible companies, ranking number six in Newsweek’s fourth annual list of America’s 500 Most Responsible Companies. The rankings are based on public data that analyzes performance across environmental, social, and corporate governance categories. Important components of our daily efforts include a commitment to reducing our environmental impact, making a positive social impact, and practicing good corporate governance. Our founders began with the idea of starting a company where everyone would be treated equally and with respect. This focus on our members, along with a relentless desire to serve our customers and be a good corporate citizen supportive of our communities and the environment, will remain central to our unique member- owner culture. Over the past three years, our members have persevered in the face of consistently challenging conditions. As we enter 2023, our cost structure is improved, our balance sheet is strong, and we expect improved free cash flow despite weaker demand in the near term. We are prepared for any challenges associated with a softening macroeconomic environment. We are also excited about the future and positioned for strong growth beyond 2023. Thank you for the trust you have placed in HNI. 2023 Proxy Statement | 3

HNI is a leading office furniture company. Our brands are among the strongest, most widely known, and respected in our industry. The depth and breadth of our products, an increased focus on expanding our service offering, the scale and capability of our manufacturing, and the strength of our distribution enable us to provide the best office furniture solutions to meet the needs of every customer—from the largest multinational organization to the local entrepreneur. Workplace Furnishings We are a family of industry leading brands for the workplace and home. 4 | HNI Corporation

Residential Building Products

HEAT&GLO
MONESSEN
heatilator
SimpliFire
MAJESTIC
HARMAN
VERMONT CASTINGS
QUADRA-FIRE
FIRESIDE HEARTH & HOME
THE OUTDOOR GREATROOM COMPANY

2023 Proxy Statement | 5

Residential Building Products Created sustainably, driven by honesty, and rooted in integrity, we make products for the office and home to improve everything you do. Wherever there is warmth and the welcome glow from a fireplace or heating stove, chances are it’s an HNI brand. We are the world’s leader in hearth products. Our hearth brands are the strongest, most respected in the industry and include a full array of gas, electric, wood, and biomass burning fireplaces, inserts, stoves, facings, and accessories. 2023 Proxy Statement | 5

We remain focused on: reducing impacts, respecting people, and redefining tomorrow. Better Choices Today for a Better Tomorrow We believe in making a positive impact on the planet. We continue to make progress on our sustainability goals and reduce impacts from energy use to climate change, we strive to produce our products more efficiently. We believe our members are the foundation of all we do. We continue to foster a culture of respect for all and support our member owners, from their physical well-being in the manufacturing process to creating a culture where members are heard, valued, and engaged. We believe in a more sustainable and socially-responsible future with the products we design, manufacture, and sell to our customers. We continue to integrate sustainable practices throughout our product lifecycle from material selection to product packaging, we work to consider sustainability in all stages. Every day HNI members build upon our culture of being a great place to work and a responsible corporate citizen. We look for new and better ways to reduce our environmental impact, make a positive social contribution, and support the communities where we operate. 6 | HNI Corporation

HNI Corporation

Notice of 2023 Annual Meeting of
Shareholders and Proxy Statement

Page | 1

Notice of 2023 Annual Meeting of Shareholders

VIRTUAL MEETING FORMAT

HNI Corporation’s 2023 Annual Meeting of Shareholders (“Annual Meeting”) will be held live on the internet in a virtual meeting format.

ATTENDING THE VIRTUAL MEETING

To attend the Annual Meeting, you must register in advance at proxydocs.com/HNI. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and submit questions during the meeting.

DATE AND TIME

Wednesday, May 17, 2023, at 10:30 a.m. Central.

ITEMS OF BUSINESS

1.Re-elect Miguel M. Calado, Cheryl A. Francis, John R. Hartnett, and Dhanusha Sivajee to the Board of Directors;

2.Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 30, 2023;

3.Advisory vote to approve Named Executive Officer compensation;

4.Advisory vote on frequency of future advisory votes on Named Executive Officer compensation; and

5.Transact any other business properly brought before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE

Shareholders of HNI Corporation common stock, par value $1.00 per share, of record as of the close of business on March 20, 2023, are entitled to vote at the Annual Meeting.

PROXY VOTING

Shareholders are encouraged to vote their shares prior to the Annual Meeting electronically using the Annual Meeting website proxydocs.com/HNI or via a toll-free telephone number. Shareholders also may vote their shares online during the Annual Meeting. Shareholders who receive a paper copy of the proxy card by mail may vote by signing, dating, and mailing the proxy card in the envelope provided. Instructions regarding these methods of voting are contained in the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 17, 2023 (“Notice”) and the proxy card. These materials will be first made available to shareholders on or about March 21, 2023.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

HNI Corporation’s Proxy Statement and 2022 Annual Report on Form 10-K are available free of charge at investors.hnicorp.com.

By Order of the Board of Directors,
Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 21, 2023

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Table of Contents

Annual Meeting Proposals and Recommendations	4
Corporate Governance and Board Matters	5
Overview of the Board of Directors	5
Board Committees	5
Corporate Governance	6
Directors	11
Director Compensation	19
Proposal No. 1 – Election of Directors	22
Audit Committee Matters	23
Audit Committee Report	23
Audit and Non-Audit Fees	24
Pre-Approval of Audit and Non-Audit Services	24
Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	25
Executive Compensation	26
Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation	26
Compensation Discussion and Analysis	27
Compensation Committee Report	43
Summary Compensation Table	44
Equity Compensation Plan Information	60
Proposal No. 4 – Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation	61
Other Information	62
Beneficial Ownership of the Corporation’s Stock	62
Deadline for Shareholder Proposals for the 2024 Annual Meeting	63
Other Matters	64
General Information	65

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Annual Meeting Proposals and Recommendations

	Proposal	Recommendation of the Board
1.	Re-elect the four directors nominated by the Board	FOR (each nominee)
2.	Ratify appointment of the Corporation’s independent registered public accounting firm	FOR
3.	Advisory vote to approve Named Executive Officer compensation	FOR
4.	Advisory vote on frequency of future advisory votes on Named Executive Officer compensation	FOR EVERY YEAR

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Corporate Governance and Board Matters

OVERVIEW OF THE BOARD OF DIRECTORS
The Board of Directors (“Board”) of HNI Corporation (the “Corporation,” “we,” “our,” or “us”) oversees the business affairs of the Corporation. In addition, the Board selects and provides advice and counsel to the Chief Executive Officer (“CEO”) and certain senior executive officers of the Corporation. By carrying out its responsibilities with honesty and integrity, the Board has established a corporate culture of accountability, responsibility, and ethical behavior through the careful selection and evaluation of senior management and directors.
The Corporation’s Corporate Governance Guidelines provide for a Board consisting of between 10 and 15 directors. The exact number of directors is determined from time to time by the Board based on the recommendation of the Public Policy and Corporate Governance Committee (“Governance Committee”). During 2022, the Board comprised 10 directors, except for the period between the retirement of Ronald V. Waters, III, on May 17, 2022, and the election of Patrick D. Hallinan on September 13, 2022, when the Board comprised nine directors.
The Board met four times during 2022. Each director attended all of the Board meetings held during 2022 and all of the meetings held by each committee of the Board on which such director served during 2022. In addition, the Board held regularly scheduled executive sessions of non-employee directors during each meeting of the Board.
All of the Board members attended the 2022 Annual Shareholders Meeting.
The Corporation’s key governance documents, including the Corporate Governance Guidelines adopted by the Board, are available at investors.hnicorp.com.
BOARD COMMITTEES
The Board conducts a significant portion of its business through three standing committees: the Audit Committee, the Human Resources and Compensation Committee (“Compensation Committee”), and the Governance Committee. The Board has determined that all members of the Audit Committee, Compensation Committee, and Governance Committee are independent as defined under the New York Stock Exchange LLC (“NYSE”) listing standards and the Securities and Exchange Commission (“SEC”) rules applicable for committee memberships. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Corporation and each director, as well as the companies and organizations with which the directors are affiliated.
The Board has adopted written charters for each of the Audit Committee, the Compensation Committee, and the Governance Committee, which are available at investors.hnicorp.com. The Board reviews each committee charter at least annually.
Audit Committee
The Audit Committee is responsible for, among other things, fulfilling the Board’s oversight responsibilities relating to:
•the integrity of the Corporation’s financial statements and the Corporation’s accounting and financial reporting processes and financial statement audits;
•the Corporation’s compliance with legal and regulatory requirements;
•the independent auditor’s qualifications and independence; and
•the performance of the Corporation’s internal audit function and independent auditor.
The Audit Committee appoints the Corporation’s independent registered public accounting firm and reviews the services performed by such firm. The Audit Committee met seven times during 2022.

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Compensation Committee
The Compensation Committee is responsible for, among other things, fulfilling the Board’s oversight responsibilities relating to:
•compensation of the Corporation’s executives;
•overall member (i.e., employee) relations, culture, and morale;
•human resource practices designed to attract and retain qualified members at all levels;
•human resources policy and related regulatory compliance issues;
•compensation and benefits practices;
•the selection, performance, development, and succession of key executives; and
•the evaluation of the CEO.
The Compensation Committee met four times during 2022.
Governance Committee
The Governance Committee is responsible for, among other things, fulfilling the Board’s oversight responsibilities relating to:
•identifying individuals qualified to serve as directors consistent with criteria approved by the Board;
•recommending to the Board the director nominees for annual meetings of the shareholders;
•developing, monitoring, and evaluating corporate governance practices;
•evaluation of the Board and the Corporation; and
•finance policy, shareholder engagement policy, and capital structure of the Corporation, including merger and acquisition activity.
The Governance Committee fulfills the role of the Corporation’s nominating committee. The Governance Committee has evaluated and recommended to the Board each of the nominees named in this Proxy Statement for election to the Board. The Governance Committee met four times during 2022.
CORPORATE GOVERNANCE
Board Leadership Structure
The Board recognizes one of its key responsibilities is to evaluate and determine the optimal Board leadership structure. The Board believes its leadership structure best serves the objectives of the Board’s oversight of management and ability to carry out its roles and responsibilities on behalf of the shareholders.
Pursuant to the Corporate Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, a Lead Director will be appointed annually. Cheryl Francis currently serves as Lead Director. Under the Corporate Governance Guidelines, the Lead Director’s role is to aid and assist the Chairman and the Board in assuring effective corporate governance in overseeing the affairs of the Board and the Corporation.

The Corporation maintains strong governance structures and processes to ensure the independence of the Board, eliminate conflicts of interest, and prevent dominance of the Board by management. The Board and the Governance

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Committee have assembled a Board comprising strong and sophisticated directors who currently are or recently have been leaders of major companies or institutions, are independent thinkers, and have a wide range of expertise and skills.
The Board regularly meets in executive session without the presence of management or the CEO. During 2022, the Lead Director presided over these meetings and provided the Board’s guidance and feedback to the CEO and management team. Further, the Board has regular and complete access to the Corporation’s management team. At each Board and committee meeting, the Board receives information and insight from management on matters impacting the Corporation.
Board’s Role in Risk Oversight
The Board administers its risk oversight role primarily through its committee structure and the committees’ regular reports to the Board at each quarterly Board meeting. The Board has designated the primary responsibility for overseeing risk management to the Audit Committee.
The Audit Committee meets frequently during the year and discusses with management, including the Corporation’s Vice President, Internal Audit, and the Corporation’s independent registered public accounting firm:
•current business trends affecting the Corporation;
•major risks facing the Corporation;
•steps management has taken to monitor and control the risks; and
•adequacy of internal controls that could significantly affect the Corporation’s financial statements.
At least annually, the Board discusses with management the appropriate level of risk relative to corporate strategy and business objectives and reviews with management the Corporation’s existing risk management processes, and their effectiveness. The Audit Committee also reviews the Corporation’s enterprise risk management process for identification of, and response to, major risks. The Audit Committee provides the Board with a report concerning its risk oversight activities at each quarterly Board meeting. Each key risk identified for the Corporation is referred to the Board or assigned to a committee of the Board for oversight and each committee regularly reports to the Board regarding these risks.
Cybersecurity risk management remains an area of particular focus for the Board and Corporation management. Management updates the Board and the Audit Committee on cybersecurity risk management at least quarterly, and any significant cybersecurity events are reviewed with our Board. The Corporation has a dedicated team within the Information Technology department that oversees and implements cybersecurity management, compliance with applicable data protection and data privacy requirements, and incident response and crisis management plans. The team also provides annual cybersecurity training for our employees and ongoing cybersecurity education. Additionally, the Corporation maintains information security risk insurance. Like many companies, the Corporation, and some third parties upon which the Corporation relies, have experienced cybersecurity attacks in the past. To date, none has resulted in any material adverse impact on our financial condition or operations.
As the COVID-19 pandemic continued in 2022, the Board received frequent updates on its impact to the Corporation’s members, operations, and customers, and reviewed with the Corporation’s management various measures taken to protect members’ health and maintain continuity of business operations and service to customers.
Board’s Role in Oversight of Corporate Social Responsibility
The Board oversees the Corporation’s corporate social responsibility (“CSR”) strategy and program, which encompass the Corporation’s publicly announced environmental, social, and governance goals to address climate change, reduce

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waste and energy use, evaluate and reduce use of chemicals impacting the ecosystem, source 100 percent renewable electricity, work with our supply chain to achieve ethical and sustainable material sourcing, and invest in the Corporation’s communities. In addition, the CSR strategy includes a comprehensive diversity, equity, and inclusion program focused on people and organizational development.
As more specifically illustrated in the chart below, the Board has delegated to each Board committee responsibility for overseeing elements of the CSR program, and the committees regularly report to the Board regarding these program elements. The Audit Committee is tasked with overseeing required regulatory compliance and disclosures, the Compensation Committee is tasked with overseeing diversity, equity, and inclusion, human capital, and member wellness and development efforts, and the Governance Committee is tasked with overseeing all other elements of the Corporation’s CSR program, including occupational health, safety, sustainability, and climate change. The Board continues to monitor and evaluate the impact of the Corporation’s CSR efforts and strives for continuous improvement in social responsibility benchmarks.

CSR	Full Board	Audit	Compensation	Governance
Product Efficiency and Innovation	●
Energy Management				●
Waste Management				●
Climate Change / Sustainability				●
Water Stewardship				●
Product Lifecycle Management and Materials Sourcing				●
Culture and Values	●
Member Wellness			●
Safety and Occupational Health				●
Member Diversity			●
Pay Equity			●
Member Training and Development			●
Benefits and Pension			●
Product Safety	●
Supply Chain	●
Community Involvement and Charitable Giving				●
Regulatory Compliance and Disclosures		●

The Corporation’s commitment to CSR focuses on three elements: respecting members, reducing impacts, and redefining tomorrow. The Corporation is taking action in these areas through the development of environmental, social, and governance goals and implementation of teams responsible for driving engagement throughout its businesses.
The Corporation strives for improvement and finding ways to positively impact the planet, operate responsibly, and contribute to communities where it operates. The Corporation is taking action to: (1) address climate change by adopting science-based targets, (2) improve diversity, equity, and inclusion through a comprehensive program focused on people and organizational development, and (3) minimize the impacts of its operations by reducing energy use and waste. More information about the Corporation’s CSR goals and progress can be found in the CSR Report, which is available at hnicorp.com/social-responsibility.
In December 2022, the Corporation was recognized among the top 10 of America’s Most Responsible Companies, ranking 6th on Newsweek’s 2023 list of America’s Most Responsible Companies. The annual recognition, acknowledging the 500 most responsible companies from the largest 2,000 public companies headquartered in the United States across 14 industries, was presented by Newsweek and Statista Inc.

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Processes and Procedures for the Consideration and Determination of Executive Compensation
In establishing and reviewing the Corporation’s executive compensation program and risks related to compensation matters, a senior management team, under the oversight of the Compensation Committee, annually conducts a risk assessment of the Corporation’s compensation policies and practices to ensure they do not encourage excessive risk taking by members which could result in a material adverse effect on the Corporation. Based on this most recent compensation risk assessment, both management and the Compensation Committee believe the risks arising from the Corporation’s compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the Corporation.
The Compensation Committee is responsible for developing and implementing the Corporation’s compensation policies and programs for the CEO and other senior executives, as further discussed in the Compensation Discussion and Analysis (“CD&A”) which begins on page 27 of this Proxy Statement.
Code of Ethics
The Corporation maintains a code of ethics, the “Member Code of Integrity,” that applies to all directors, executive officers, and other members. A copy of the Member Code of Integrity is available at investors.hnicorp.com. The Corporation intends to disclose amendments to or waivers of the Member Code of Integrity granted to the Corporation's directors and executive officers by posting such information to the Corporation’s website within four business days following the date of such amendment or waiver.
Policy for Review of Related Party Transactions
The Corporation has adopted a written policy for reviewing and approving transactions between the Corporation and its related parties, including executive officers, directors, director nominees, shareholders owning greater than five percent of the Corporation's voting securities, and any affiliates of the foregoing. The policy applies to transactions, arrangements, or relationships:
•involving more than $100,000;
•in which the Corporation, or one of its affiliates, is a participant; and
•in which a related party could have a direct or indirect material interest.
The policy does not apply to certain compensation payments approved by the appropriate committee of the Board, transactions available to all other shareholders or members on the same terms, transactions with an entity where the related party’s interest is only as a director or a less than 10 percent owner, or transactions in which the rate charged by a related party is determined by competitive bid.
The Corporation’s General Counsel performs the initial review of all transactions subject to the policy. Quarterly, the General Counsel reports to the Audit Committee each known transaction to be considered by the Audit Committee pursuant to the policy, including the proposed aggregate value of each transaction and any other relevant information. After review, the Audit Committee approves, ratifies, or disallows each transaction in accordance with the policy.
If the General Counsel learns of an ongoing or completed transaction, arrangement, or relationship not submitted for prior review and approval, the General Counsel will submit it to the Audit Committee for ratification, amendment, rescission, or termination.
During the Corporation’s 2022 fiscal year, there were no related party transactions required to be reported.

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Anti-Hedging and Anti-Pledging Policy
The Corporation’s insider trading policy prohibits hedging and pledging transactions. Specifically, the Corporation prohibits members, directors, or their designees from hedging their ownership of the Corporation’s common stock (including prepaid variable forwards, equity swaps, collars, and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation’s common stock, holding them in a margin account, or engaging in short-term transactions with shares of the Corporation’s common stock.
Shareholder Outreach and Engagement
The Corporation has a philosophy of direct engagement, open communication, and transparency with its shareholders. Shareholders provide valuable insights into emerging issues and feedback on the Corporation's performance. In 2022, members of the Corporation’s senior management met with many shareholders both in person and virtually. In addition, the Chairman and CEO and Chief Financial Officer maintain contact with many of our largest shareholders to discuss topics including financial performance, risk management, corporate governance, and environmental and social issues.
Shareholder Communications with the Board
Shareholders and other interested parties who wish to communicate with the Board, or any director, should send an email to BoardofDirectors@hnicorp.com or mail a letter to the Board of Directors, c/o Corporate Secretary, HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, with a request to forward the communication to the intended recipient. Communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Board or any director and whether such message is appropriate. Communications not in the nature of advertising or promotions of a product or service, and not otherwise deemed inappropriate, will be promptly forwarded to the appropriate party.
Member-Owner Culture
An important element of the Corporation’s success has been its member-owner culture, which has enabled it to attract, develop, retain, and motivate skilled, experienced, and talented members. Each of the Corporation’s eligible members has the opportunity to own stock in the Corporation through a number of stock-based plans, including a member stock purchase plan and a profit-sharing retirement plan. These ownership opportunities drive a unique level of commitment to the Corporation’s success throughout the workforce. Members own approximately seven percent of the Corporation’s stock.
As of December 31, 2022, the Corporation employed approximately 7,300 persons, including approximately 200 of whom were temporary personnel.

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DIRECTORS
There currently are 10 directors on the Board. The Board is divided into three classes. Generally, one class is elected each year for a term of three years. At the Annual Meeting, four directors are standing for reelection.
The Board and the Governance Committee have adopted guidelines for identifying and evaluating director candidates. Under these guidelines, the Governance Committee considers the mix of director characteristics, experiences, diversity attributes (including factors such as age, gender, education, ethnicity, and career experience), perspectives, and skills appropriate for the Corporation. The Governance Committee reviews these factors and others considered useful by the Governance Committee in the context of an assessment of the perceived needs of the Board and the Corporation from time to time. The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, directors, or others associated with the Corporation. The Governance Committee may retain third-party search firms to identify potential nominees based on the Corporation’s established criteria for director candidates discussed above. The Governance Committee screens potential candidates and recommends suitable candidates to the Board for nomination.
The Corporation requires candidates possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation. The Corporation believes its directors should have varied and complementary backgrounds, which together build the overall strength of the Board, and the Governance Committee is committed to actively seeking diverse candidates to include in the pool from which director candidates are chosen.
The Governance Committee evaluates candidates recommended by the Corporation’s shareholders using the same criteria for candidates described above and considering additional information required by the Corporation’s By-laws (“By-laws”).
The Governance Committee retained an executive search firm in 2022 to assist the Governance Committee in identifying and recruiting a new director to fill the vacancy created by the retirement of Ronald V. Waters III. The search firm identified a list of potential candidates, which the Governance Committee evaluated and from which the Governance Committee selected several candidates to interview. Based on these interviews, the Governance Committee recommended, and the Board elected, Patrick D. Hallinan to serve the remainder of the unexpired term as a director of Mr. Waters.

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Summary of Individual Director Primary Skills, Core Competencies, and Attributes
The following matrix identifies the primary skills, core competencies, and other attributes identified by the Governance Committee each director brings to his or her service on the Corporation’s Board and committees. Each director possesses numerous other skills and competencies. We believe identifying primary skills and competencies is the most meaningful presentation of the key contributions and value each director provides.

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The following charts summarize the diversity of our board members. Two of the Corporation’s three committee chairs self-identify as ethnically diverse.

Board Diversity

Ethnicity*
South Asian
Latin
Caucasian
Gender*
Women
Men
Age
40's
50's
60's
Average Age = 60.4 years
Tenure
0-5 Years
6-9 Years
10+ Years
Average Tenure = 12.23 years
Independence
Independent
Non-Independent

* based on self-indentification

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Skills, Competences, and Attributes	Relevance to HNI	Board Composition
Financial Reporting Accounting / Auditing Capital Structure	As a public company, we are subject to complex financial and regulatory requirements. Experience is important to HNI's use of financial metrics to accurately and transparently measure and report performance, assess strategic opportunities and allocate capital. Qualifications include executive level responsibility for the accounting, finance or audit function of a large organization, related senior level academic experience, and relevant professional licensing.	4
People Development Diversity, Equity and Inclusion	We seek to employ and retain the best talent to lead and drive our businesses. Knowledge and experience with human resource management, diversity, equity and inclusion, and executive compensation help us recruit, retain, and develop key talent essential to our operations, growth and long-term value creation. Qualifications include executive level responsibility for people and organizational development.	5
CEO / Executive Management Public Company	Experience leading a large, widely-held organization provides practical insights on the need for transparency, accountability, integrity, and understanding of the complex inter-related aspects of our company. Qualifications include acting as Chief Executive Officer, or Senior or Executive Vice President of a large or medium size public company with significant leadership responsibility.	9
Consumer / Sales / Marketing	We strive to provide our customers with the best customer service in the industry and make their experience dealing with us convenient and easy. Experience in customer services, marketing, or consumer retail business helps strengthen our focus on these objectives. Qualifications include extensive executive level experience developing and managing the marketing, sales or merchandising functions of a large consumer focused organization.	5
Corporate Governance Risk Management Legal	As a public company, we expect effective oversight and transparency, and our stakeholders demand it. Experience in public company governance and other professional governance organizations helps guide our practices. Risk oversight and management experience informs our enterprise risk management process and the identification and mitigation of material risks. Qualifications include executive level responsibility for effective governance or risk management at a large organization, or related senior level academic experience.	7
Technology / Digital Data / E-Commerce / Cybersecurity	To meet the requirements of rapidly changing markets, development and use of digital technology, enabled e-commerce platforms, and data analytics, are important to serve our customers. Skill with digital, data, e-commerce, mobile consumer experience and marketing provides valuable insights. Qualifications include executive level experience developing and utilizing technology tools and data to transform business operations and enhance customer experience, or related senior level academic experience.	4
International	With global operations in several countries, international experience helps us understand opportunities and challenges. Qualifications include executive level responsibility for large scale international business operations or functions with extensive experience doing business in multiple jurisdictions.	4
Corporate Social Responsibility / Sustainability / Climate	As a public company, we strive to be a force for good in our communities. This means constantly working to reduce our impact on the environment, developing sustainable products and manufacturing processes, and fostering worthy causes. Experience developing sustainability programs and leading change for the betterment of society help set our direction and guide our practices. Qualifications include executive level responsibility for corporate social responsibility or sustainability at a large organization, or related senior level academic experience.	5
Manufacturing / Engineering Lean Operations	We have significant manufacturing operations practicing advanced Lean processes requiring sophisticated, interconnected logistics. Experience informs HNI's ongoing commitment to maintaining and strengthening our manufacturing excellence and reliability. Qualifications include executive level responsibility for extensive manufacturing or engineering operations with large organizations and lean expertise.	5
Distribution / Fulfillment Supply Chain	We operate a complex distribution and fulfillment network to ensure efficient, convenient delivery of our products to customers. Experience with complex, multi-channel fulfillment is important to the effective operation of our network. Qualifications include executive level responsibility for distribution and fulfillment networks of large, complex organizations.	5

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Director Independence
Under the Corporate Governance Guidelines, at least three-fourths of the directors must be considered independent under the NYSE rules and applicable law. The Board has adopted categorical independence standards to assist it in making independence determinations regarding its directors.
The Board has determined all of the directors except for the Corporation’s CEO are independent under NYSE rules and applicable law because they have no material relationship with the Corporation that would impair their independence.
Director Biographies
The following biographies describe the skills, qualities, attributes, and experience of each director serving on the Board. The Board believes the directors possess the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business experience, service, and viewpoints, and considers the directors, including those directors being nominated for reelection to the Board at the Annual Meeting, to be highly qualified for service due to the variety of factors reflected in each director's biography below.

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Miguel M. Calado, age 67, has been a director of the Corporation since August 2004. Mr. Calado has been Chairman and President of the WY Group and as an employee of WY Group (USA) Inc. since April 2017, and he also serves as Chairman of Nanoform Finland Limited, a publicly traded international drug particle engineering company. From 2014 to April 2017, Mr. Calado was Vice President, Corporate Development and President of the iMax Diagnostic Imaging Business Unit of Hovione SA, an international fine chemicals company. From 2006 to 2014, he was the Vice President and Chief Financial Officer of Hovione. He has been President of GAMCAL, LLC, an investment company, since 2006. Mr. Calado brings to the Board extensive international, general management, manufacturing and financial expertise derived primarily from his previous service as Chief Financial Officer of an international manufacturing company and prior service in various roles at several large packaged and consumer goods public companies. These roles and companies include Executive Vice President and President, International for Dean Foods Company and several international finance roles for PepsiCo, Inc., including Senior Vice President, Finance and Chief Financial Officer, PepsiCo Foods International. Mr. Calado currently serves as Chair of the Audit Committee and qualifies as an “audit committee financial expert.”

Cheryl A. Francis, age 69, has been a director of the Corporation since May 1999. Ms. Francis has been Co-Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since 2008. Previously, from 2002 to 2008, she was the Vice Chairman of the Corporate Leadership Center. Ms. Francis is a director of Aon plc, a leading global professional services firm providing a broad range of risk, retirement and health solutions, and Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia and Asia. Ms. Francis brings to the Board significant financial expertise based primarily on her prior role as Chief Financial Officer of R.R. Donnelley & Sons Company and service on the audit and finance committees of other public companies. She also brings to the Board corporate governance experience through her service on the compensation and governance committees of other public companies, and executive leadership development experience based on Corporate Leadership Center work with CEOs, leading academic institutions and corporate executives. She currently serves as Lead Director and on the Governance Committee. Although Ms. Francis does not serve on the Audit Committee, she qualifies as an “audit committee financial expert.”

John R. Hartnett, age 62, has been a director of the Corporation since August 2016. Prior to his retirement in 2022, Mr. Hartnett was Executive Vice President at Illinois Tool Works Inc. (“ITW”), a Fortune 200 global multi-industrial manufacturing leader with seven industry-leading business segments. Mr. Hartnett was with ITW for 37 years and lead its Welding segment prior to his retirement. Mr. Hartnett has extensive engineering, marketing, manufacturing and management experience from his numerous business roles at ITW including his previous role as head of ITW’s Construction Products segment. Mr. Hartnett currently serves on the Audit Committee and qualifies as an “audit committee financial expert.”

Dhanusha Sivajee, age 45, has been a director of the Corporation since July 2019. Ms. Sivajee is the Chief Marketing Officer of Angi Inc., the leading digital solution for home needs.  Ms. Sivajee has been with Angi Inc. since September 2021. Previously, Ms. Sivajee was Chief Marketing Officer at The Knot Worldwide (from 2014 through 2021) and AOL Brand Group; Vice President of Global Marketing at Bloomberg Mobile; and Director, Advanced Product and Digital Marketing at Home Box Office. Ms. Sivajee brings to the Board extensive strategically-driven marketing and transactional marketplace experience from more than 20 years working across media and e-commerce industries. Ms. Sivajee currently serves as Chair of the Governance Committee.

Mr. Calado, Ms. Francis, Mr. Hartnett, and Ms. Sivajee comprise a class of directors whose terms will expire at the Annual Meeting. Mr. Calado, Ms. Francis, Mr. Hartnett, and Ms. Sivajee have been nominated for reelection by the Board.

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Mary A. Bell, age 62, has been a director of the Corporation since November 2006. Ms. Bell has also served as a director of Husco International Inc. since November 2015 and as a director of PPC Partners since June 2019. Prior to her retirement in July 2015, Ms. Bell was a Vice President of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. From 2004 to 2007, she was the Vice President of Caterpillar’s Logistics Division and served as Chairman and President of Cat Logistics Services, Inc., formerly a wholly owned subsidiary of Caterpillar. Ms. Bell brings to the Board considerable logistics, manufacturing and dealer channel expertise and general management experience derived primarily from her service in various roles at Caterpillar. She currently serves on the Governance Committee.

Mary K.W. Jones, age 54, has been a director of the Corporation since February 2016. Since 2019, Ms. Jones has served as Senior Vice President, General Counsel and Worldwide Public Affairs of Deere & Company (“Deere”), a world-leading provider of advanced products and services for agriculture, construction, forestry and turf care. From 2010 through 2012, she served as Deere's Vice President, Global Human Resources. Ms. Jones brings to the Board significant risk management, corporate governance and general legal expertise, derived largely from her role leading the Deere compliance and legal functions. In addition, she brings to the Board significant expertise in the areas of talent strategy, executive succession planning and compensation, derived from her former role as Deere’s Vice President, Global Human Resources. Ms. Jones currently serves as Chair of the Compensation Committee.

Patrick D. Hallinan, age 55, has been a director of the Corporation since September 2022. Since 2017, Mr. Hallinan served as the Senior Vice President and Chief Financial Officer of Fortune Brands Home & Security, Inc., a leading manufacturer of home and security products. On January 23, 2023, Stanley Black & Decker announced the appointment of Mr. Hallinan as Executive Vice President, Chief Financial Officer, effective April 6, 2023 . From 2013 to 2017, Mr. Hallinan served as Fortune Brands’ Senior Vice President – Finance and Chief Financial Officer of its plumbing segment. Mr. Hallinan brings to the Board extensive expertise in finance, business strategy, general management, and business leadership derived from his service at Fortune Brands. Mr. Hallinan currently serves on the Audit Committee and qualifies as an “audit committee financial expert.”

Ms. Bell, Ms. Jones, and Mr. Hallinan comprise a class of directors whose terms will expire at the Corporation’s 2024 annual meeting of the shareholders.

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Jeffrey D. Lorenger, age 58, the Corporation’s President and Chief Executive Officer, has been a director since April 2018.  On February 12, 2020, Mr. Lorenger was elected to serve as Chairman of the Board.  Mr. Lorenger has worked for the Corporation for over 20 years and prior to his current role as President, Chief Executive Officer and Chairman, held multiple executive level positions including as President, Office Furniture, from 2017 to 2018; President, Contract Furniture, from 2014 to 2017; and President, Allsteel from 2008 to 2014. Mr. Lorenger has also held positions as Vice President, Sales and Marketing for The HON Company and Vice President, General Counsel and Secretary for HNI Corporation. Mr. Lorenger serves as the chair of the board of directors for the Business and Institutional Furniture Manufacturers Association and is a member of the Tippie Advisory Board at the College of Business, University of Iowa.

Larry B. Porcellato, age 64, has been a director of the Corporation since August 2004. Mr. Porcellato was Chief Executive Officer of The Homax Group, Inc. (“Homax”), a leading specialty application consumer products supplier to the home care and repair markets, a role from which he retired in July 2014. Previously, he was an independent business consultant and Chief Executive Officer of ICI Paints North America (“ICI Paints”). From 2008 to 2020, he was a director of OMNOVA Solutions, Inc., an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces, and a former director of privately held PSAV Holding LLC, an international, full-service technology in-house audiovisual provider. Mr. Porcellato brings to the Board chief executive officer experience in the building products industry through his former leadership of Homax and his former role as Chief Executive Officer of ICI Paints and financial expertise derived primarily from his service on the audit committee of another public company and previous finance and division leadership roles at other public companies. He also brings to the Board international and marketing expertise derived primarily from his service in various international and marketing roles at Rubbermaid Incorporated and Braun Canada Inc. and corporate governance experience through his service on the compensation and governance committees of another public company. Mr. Porcellato currently serves on the Compensation Committee.

Abbie J. Smith, age 69, has been a director of the Corporation since July 2000 and served as the Lead Director from May 2014 to May 2017. Since 1999, Ms. Smith has been a Chaired Professor at the University of Chicago Booth School of Business, a national leader in higher education, and is currently the Boris and Irene Stern Distinguished Service Professor of Accounting and James S. Ely, III Faculty Fellow. She is a director of DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc.; a trustee of The DFA Investment Trust Company, the Dimensional Emerging Markets Value Fund, and Dimensional ETF Trust; and a director of Ryder System, Inc., a commercial transportation, logistics and supply chain management solutions company. Ms. Smith is also a trustee of The UBS Funds (Chicago) and SMA Relationship Trust, and previously was a trustee of the UBS Relationship Funds. Ms. Smith brings to the Board considerable financial and corporate governance expertise based primarily on her extensive research and teaching at the University of Chicago and her service on mutual fund complex and other public company audit, performance, finance and nominating committees. She currently is Chair of the Audit Committee of the Dimensional Funds and a member of the Audit Committee of Ryder System, Inc. and the Chicago-based UBS Funds. Ms. Smith currently serves on the Compensation Committee. Although Ms. Smith does not serve on the Audit Committee, she qualifies as an “audit committee financial expert.”

Mr. Lorenger, Mr. Porcellato, and Ms. Smith comprise a class of directors whose terms will expire at the Corporation's 2025 annual meeting of the shareholders.

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Committee Membership

The following table identifies the current committee members. As discussed above, the Board has determined all committee members are independent in accordance with the NYSE rules and applicable SEC rules.

Director	Audit Committee	Human Resources and Compensation Committee	Public Policy and Corporate Governance Committee
Mary Bell			●
Miguel Calado	●
Cheryl Francis*			●
John Hartnett	●
Patrick Hallinan	●
Mary Jones		●
Jeffrey Lorenger
Larry Porcellato		●
Dhanusha Sivajee			●
Abbie Smith		●

● Committee Chair
● Committee member
* Lead Director

DIRECTOR COMPENSATION
Non-Employee Director Compensation
The Governance Committee is responsible for annually reviewing compensation paid to non-employee directors for service on the Board and for recommending to the Board changes in compensation, if appropriate. The Corporation's CEO does not receive any compensation for his services as a director. The Board is responsible for approving director compensation based on recommendations by the Governance Committee. Neither the Governance Committee nor the Board delegates its authority with respect to setting director compensation to any other person or group. However, the Corporation’s management may, at the request of the Governance Committee, assist the Governance Committee in its review of director compensation, which may include recommending changes to compensation. Although it has not done so recently, the Governance Committee has authority to retain a consultant to assist in the evaluation of the compensation and benefits for directors and to approve the consultant’s fees and other retention terms.
In 2022, each non-employee director was scheduled to receive an annual retainer of $192,400, of which $77,000 was to be paid in cash in equal installments of $19,250 after each quarterly Board meeting and $115,400 was to be paid in the form of common stock issued under the 2017 Equity Plan for Non-Employee Directors (“Equity Plan”) following the May Board meeting.
The Lead Director receives an additional annual retainer of $25,000. The Chair of the Audit Committee receives an additional annual retainer of $20,000. The Chair of the Compensation Committee receives an additional annual retainer of $15,000 and the Chair of the Governance Committee receives an additional annual retainer of $15,000. Cash retainers for the Lead Director and Chairs are paid in equal installments after each quarterly Board meeting. Directors also are reimbursed for travel and related expenses incurred to attend meetings.

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The Corporation requires each non-employee director to own common stock of the Corporation with a market value of five times or more the cash portion of the annual retainer. To promote common stock ownership, non-employee directors who have not yet met this minimum share holding requirement are required to receive one-half of the cash portion of their annual retainer in the form of shares of common stock issued under the Equity Plan or, to the extent the director participates in the Corporation’s Directors Deferred Compensation Plan (“Directors Deferred Plan”), in the form of nonvoting share units to be credited to the director’s account under the Directors Deferred Plan.
Under the Equity Plan, non-employee directors may elect to receive all or a portion of their cash retainers in the form of shares of common stock. Under the Directors Deferred Plan, each director has the opportunity to defer up to 100% of their retainers. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units that fluctuate in value based on the price increase or decrease of common stock and earn dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the Corporation’s notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each director participating in the Directors Deferred Plan elects, on an annual basis, the date or dates of distribution (i.e., a director can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any amounts they defer. In addition, each non-employee director is eligible to receive awards of stock options to purchase common stock, restricted stock or common stock grants, or any combination thereof, under the Equity Plan in amounts authorized by the Board.
The Corporation does not have a non-equity incentive plan for non-employee directors. As of the Record Date, the Corporation has never issued stock options or restricted stock to the non-employee directors and all shares of common stock issued to directors in lieu of cash retainer amounts were fully vested upon issuance.

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Director Compensation for 2022

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)(4)	Total ($)
Mary Bell	80,000	115,400	1,781	2,919	200,100
Miguel Calado	94,375	115,400	—	2,919	212,694
Cheryl Francis	101,250	115,400	—	2,919	219,569
Patrick Hallinan	32,083	76,933		822	109,838
John Hartnett	76,250	115,400	—	2,919	194,569
Mary Jones	87,500	115,400	—	2,919	205,819
Larry Porcellato	76,250	115,400	715	2,919	195,284
Dhanusha Sivajee	87,500	115,400	—	2,919	205,819
Abbie Smith	80,750	115,400	—	2,919	199,069
Ronald Waters[5]	18,500	—	4,901	—	23,401

Notes
1.For 2022, the non-employee directors listed in the table above each earned the following fees paid in cash: Ms. Bell - $76,250 annual retainer plus $3,750 retainer for service as Chair of the Compensation Committee; Mr. Calado - $76,250 annual retainer plus $18,125 retainer for service as Chair of the Governance Committee and then Chair of the Audit Committee; Ms. Francis - $76,250 annual retainer plus $25,000 retainer as Lead Director; Mr. Hallinan - $32,083 annual retainer, prorated according to his addition to the Board; Mr. Hartnett - $76,250 annual retainer; Ms. Jones - $76,250 annual retainer plus $11,250 retainer for service as Chair of the Compensation Committee; Mr. Porcellato - $76,250 annual retainer; Ms. Sivajee - $76,250 annual retainer plus $11,250 retainer for service as Chair of the Governance Committee; Ms. Smith - $76,250 annual retainer plus $4,500 retainer for service as Chair of the Audit Committee; and Mr. Waters - $18,500 annual retainer, prorated according to his retirement. Mr. Hartnett received 100% of the cash retainer in the form of common stock under the Equity Plan, which equated to 2,098 shares; Ms. Jones received 100% of the cash retainer in the form of common stock under the Equity Plan, which equated to 2,425 shares; and Mr. Hallinan received 50% of the cash retainer for the quarter in the form of common stock under the Equity Plan, which equated to 535 shares.

2.Represents the portion of the annual retainer paid in the form of shares – a $115,400 common stock grant authorized by the Board on May 17, 2022, under the Equity Plan. Each non-employee director, serving on the Board as of May 17, 2022, was issued 3,041 shares of common stock at a price of $37.94 (the closing price of a share of common stock on the date of grant, May 17, 2022) for a total grant date fair value of $115,375.54, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $115,400 common stock grant authorized by the Board and the actual value of common stock issued was approximately $24. As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the Equity Plan, the Corporation paid each non-employee director serving on the Board as of May 17, 2022, $24, in the form of cash in lieu of a fractional share for those non-employee directors who did not elect to defer their common stock grant under the Directors Deferred Plan. Upon his hire, Mr. Hallinan received a $76,933 common stock grant on November 11, 2022 under the Equity Plan. Mr. Hallinan was issued 2,568 shares of common stock at a price of $29.95 for a total grant date fair value of $76,911.60, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $76,933 common stock grant authorized by the Board and the actual value of common stock issued was approximately $22. As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the Equity Plan, the Corporation paid Mr. Hallinan as of November 11, 2022, $22. There are no unexercised option awards or unvested stock awards outstanding as of the end of 2022 for any of the Directors.

3.Includes above-market interest earned on cash compensation deferred under the Directors Deferred Plan. Interest on deferred cash compensation is earned at one percent over the prime rate. Above-market earnings represent the difference between the interest earned under the Directors Deferred Plan and 120% of the applicable federal long-term rate. Above-market interest earned by Ms. Bell is for cash compensation deferred prior to January 1, 2021, interest earned by Mr. Porcellato is for cash compensation deferred prior to January 1, 2007, and interest earned by Mr. Waters is for cash compensation deferred prior to January 1, 2010.

4.Value of dividends earned on the shares granted to Directors in 2022.

5.Ronald Waters retired from his position as a director of the Board on May 17, 2022.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Proposal Summary
The Board has nominated directors Miguel M. Calado, Cheryl A. Francis, John R. Hartnett, and Dhanusha Sivajee to be elected to serve on the Board, each for a term of three years expiring at the 2026 annual meeting of the shareholders and until their successors are duly elected and qualified.
Each nominee currently serves on the Board and has been determined to be independent under the NYSE listing standards, categorical independence standards adopted by the Board and contained in our Corporate Governance Guidelines, and the applicable SEC rules. There are no family relationships between the Corporation’s executive officers and nominated directors.
Nominees elected as directors at the Annual Meeting will hold office for the indicated term or until their respective successors are elected and qualified, subject to their prior death, resignation, or removal.
The Corporation believes each nominee listed above will be available to serve if elected. However, if any one of them becomes unavailable, the persons named as proxies have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the Annual Meeting may be filled by the Board.
Required Vote
Election of the nominees as directors requires the affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast either “for” or “against” a nominee’s election.
Recommendation of the Board

The Board recommends a vote “FOR” the election of each of the director nominees.

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Audit Committee Matters

AUDIT COMMITTEE REPORT
The Audit Committee consists of three members: Miguel M. Calado, who serves as Chair of the Audit Committee, John R. Hartnett, and Patrick D. Hallinan. Each member is an independent director under NYSE and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available at investors.hnicorp.com. The Board has determined that Miguel M. Calado, Patrick D. Hallinan, and John Hartnett are “audit committee financial experts.”
The Audit Committee has responsibility for selecting and evaluating the independent registered public accounting firm, which reports directly to the Audit Committee, overseeing the performance of the Corporation’s internal audit function, and assisting the Board in its oversight of enterprise risk management including privacy, cybersecurity, and data security.
Management has primary responsibility for the Corporation’s consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Corporation’s internal auditors, for assessing the effectiveness of the Corporation’s internal control over financial reporting. KPMG LLP (“KPMG”), the Corporation’s independent registered public accounting firm since 2015, is responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and work with KPMG’s lead partner.
KPMG rotates its lead audit engagement partner every five years. The Audit Committee interviews proposed candidates and selects the lead audit engagement partner. The Audit Committee last selected a new KPMG lead audit engagement partner beginning with the fiscal year 2020 audit.
The Audit Committee and management engage in an annual review of KPMG. As part of that review, management prepares an assessment that includes the results of a management survey of KPMG’s overall performance, an analysis of KPMG’s fees and services, and risks that may impair KPMG’s ability to perform the audit. The Audit Committee considers management’s report, the continued independence of KPMG, and whether retaining KPMG is in the best interest of the Corporation and its shareholders. The annual review serves as the basis for the recommendation made by the Audit Committee and Board to the Corporation’s shareholders regarding the selection of the Corporation’s independent auditor.
The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Corporation, including risks disclosed in the Corporation’s Annual Report on Form 10-K. The Audit Committee meets regularly with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, the evaluation of the Corporation’s internal control over financial reporting, and the overall quality of the Corporation’s accounting.
Management represented to the Audit Committee the Corporation’s consolidated financial statements for fiscal year ended December 31, 2022, were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. Management has also represented it has assessed the effectiveness of the Corporation’s internal control over financial reporting, and has determined that, as of December 31, 2022, the Corporation maintained effective internal control over financial reporting. The Audit Committee has reviewed and discussed with management and KPMG this assessment. The Audit Committee has also discussed with KPMG its evaluation of the accounting principles, practices, and

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judgments applied by management, and any items required to be communicated to it by KPMG in accordance with regulations promulgated by the SEC and the PCAOB including the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee reviewed and discussed the critical audit matters (“CAMs”) addressed in the audit and the relevant financial statement accounts or disclosures that related to each CAM.
The Audit Committee received and reviewed the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence. The Audit Committee also concluded the provision of non-audit services by KPMG is compatible with maintaining their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the consolidated financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022.
Audit Committee
Miguel M. Calado, Chair
John R. Hartnett
Patrick D. Hallinan
AUDIT AND NON-AUDIT FEES
The following table sets forth the fees paid to the Corporation’s independent registered public accounting firm KPMG for fiscal years 2021 and 2022:

Fee Category	2022	2021
Audit Fees (1)	$2,200,000	$1,904,000
Audit-Related Fees (2)	—	150,000
Tax Fees (3)	—	4,000
All Other Fees (4)	—	—
Total	$2,200,000	$2,058,000

Notes
(1)Audit Fees relate to professional services provided in connection with the audit of the Corporation's annual financial statements and internal control over financial reporting, review of quarterly financial statements and audit services provided in connection with other statutory and regulatory filings or engagements.
(2)Audit-Related Fees relate to professional services provided that are reasonably related to the performance or review of the Corporation’s financial statements.
(3)Tax Fees relate to professional services provided in connection with tax compliance, and tax consulting and planning services.
(4)All Other Fees relate to professional services provided other than the services reported in the categories above.
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee is responsible for the negotiation and approval of all audit and non-audit engagement fees, terms and services. The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of any engagement of our independent registered public accounting firm to perform audit or permissible non-audit services. Between Audit Committee meetings, the Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve such services. The delegated member or members must report any such pre-approvals to the Audit Committee at its next scheduled meeting. All services performed by KPMG in 2022 were pre-approved by the Audit Committee.

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PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Summary
The Audit Committee has re-appointed KPMG as the Corporation’s independent registered public accounting firm for the Corporation’s 2023 fiscal year. KPMG has served as the Corporation’s independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the audit firm.
Based on its most recent evaluation of KPMG, the members of the Audit Committee believe the retention of KPMG is in the best interest of the Corporation and its shareholders. At the Annual Meeting, the Board proposes shareholders ratify the appointment of KPMG as the Corporation’s independent registered public accounting firm for the fiscal year ending December 30, 2023. Although shareholder ratification is not required by the By-laws or otherwise, the Corporation is submitting the selection of KPMG to its shareholders to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of KPMG, the Audit Committee will reconsider the selection.
Representatives of KPMG will be present at the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the Proposal. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.
Recommendation of the Board

The Board recommends a vote “FOR” ratification of KPMG as the Corporation’s independent registered public accounting firm.

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Executive Compensation

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Proposal Summary
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the related rules of the SEC, shareholders have the opportunity to cast an annual advisory vote to approve Named Executive Officer compensation as disclosed pursuant to the compensation disclosure rules of the SEC, which includes the CD&A, the compensation tables, and the accompanying narrative disclosures.
The Corporation encourages shareholders to read the CD&A and other sections of this Proxy Statement describing how the Corporation’s executive compensation program operates. The Compensation Committee and the Board believe the Corporation’s compensation program is effective in creating long-term shareholder value and contributing to the Corporation’s continuing success.
Accordingly, shareholders are asked to approve the following resolution at the Annual Meeting:
RESOLVED, the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.
As an advisory vote, this proposal is not binding on the Corporation, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by our shareholders on this proposal and will carefully consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the resolution. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.
Recommendation of the Board

The Board recommends a vote “FOR” adoption of the resolution approving the compensation of the Named Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This CD&A describes the key features of the Corporation’s executive compensation program and the Compensation Committee’s approach in deciding 2022 compensation for the Named Executive Officers:

Name	Position
Jeffrey D. Lorenger	Chairman, President and Chief Executive Officer, HNI Corporation
Marshall H. Bridges	Chief Financial Officer; Senior Vice President, HNI Corporation
Vincent P. Berger	President, Hearth & Home Technologies; Executive Vice President, HNI Corporation
Steven M. Bradford	Senior Vice President, General Counsel and Secretary, HNI Corporation
B. Brandon Bullock	President, The HON Company
Kurt A. Tjaden	Former President, HNI International; Senior Vice President, HNI Corporation

This CD&A is divided into four parts:
1.Executive Compensation Overview
2.Executive Compensation Objectives and Governance
3.Executive Compensation Elements
4.Additional Compensation Programs and Policies

Fiscal Year 2022 Overview
During fiscal 2022, the Corporation delivered solid sales and profit growth as it advanced on its long-term strategies. Sales increased in both reportable segments, the Residential Building Products segment delivered record sales and profits, and the Corporation completed the divestiture of its China-based Lamex furniture business as part of the long-term strategy to simplify and streamline the Workplace Furnishings segment. The increase in profitability was supported by management’s aggressive actions to implement price increases to offset broad-based inflationary pressures. Investment in a new Workplace Furnishings production facility, which provides improved access to labor, partially offset the profit improvement. The Corporation concluded the year with a strong balance sheet and significant capital capacity.

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1. Executive Compensation Overview
Primary Compensation Elements
The primary elements of the compensation program are base salary and annual and long-term performance-based incentive opportunities. These primary elements were chosen to attract the best talent and drive long-term shareholder value creation.

Element	Description	Purpose
Base Salary (see page 33)	Annual cash compensation	Compensation for expected day-to-day responsibilities. Pay adjustments are based on capabilities, responsibilities, and market factors
Annual Incentive (see page 34)	Targeted variable compensation equal to a percentage of base salary paid once per year and based 80% on financial performance and 20% on individual objectives	Focus executives on annual performance goals, typically financially driven
Long-Term Incentive (see page 38)	Variable performance compensation typically in the form of time-based Restricted Stock Units and Performance Share Units earned at the end of a three-year period based on economic profit goals	Align executives’ decisions with long-term shareholder value creation. Promote executive retention

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Other Key Compensation Practices
The Human Resources and Compensation Committee (“Compensation Committee”) regularly reviews developments in executive compensation and governance and adjusts the Corporation’s practices and policies.

HNI Compensation Practices
What We Do
Pay for performance	✓	A large majority of executive compensation is based on achievement of long-term value creation.
Diversity, Equity, and Inclusion (DEI)	✓	The CEO and other executives' annual incentive compensation is tied to progress of DEI initiatives.
Corporate Social Responsibility (CSR)	✓	The CEO and other executives' annual incentive compensation is tied to progress of CSR initiatives.
Stock ownership guidelines	✓	Stock ownership guidelines require the CEO to hold shares valued at 5x base salary and other Named Executive Officers at 3x base salary.
Double trigger change in control	✓	Both a change in control and involuntary termination are required for the change in control agreement to take effect.
Clawback policy	✓	Performance-based compensation, under certain circumstances, will be canceled or reclaimed if an executive engages in fraud or financial misconduct.
Anti-hedging and anti-pledging policy	✓	Officers and directors are prohibited from engaging in hedging or pledging transactions with respect to HNI stock.
Independent compensation consultants	✓	The Compensation Committee engages independent compensation consultants who work only for the Committee and not for management.
Annual shareholder Say on Pay	✓	The Corporation holds an annual advisory vote regarding Named Executive Officer compensation.
Annual compensation risk assessment	✓	The Compensation Committee reviews a risk assessment of the Named Executive Officer compensation program every year.
What We Don’t Do
No employment contracts	✗	Neither the CEO nor any other Named Executive Officers have an employment contract.
No perquisites	✗	Consistent with its longstanding culture, the Corporation does not offer any perquisites to Name Executive Officers, other than standard relocation assistance.
No excise tax gross-ups	✗	No executives are eligible for excise tax gross-ups.
No repricing of underwater options	✗	Underwater options are not repriced or replaced.
No dividends paid on stock or shares not owned	✗	Dividends are not paid on unvested restricted stock units or unearned performance share units. Instead, such dividends accrue and are paid only if the underlying awards vest or are earned based on performance.
No supplemental executive benefits	✗	Executive officers are not offered additional benefits beyond those generally available to all members.

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Shareholder Engagement, Responsiveness, and Say on Pay Vote Results
At the 2022 Annual Meeting, approximately 95% of the advisory votes cast by shareholders were in favor of the compensation program for Named Executive Officers. The Corporation has a strong history of shareholder support for the compensation of Named Executive Officers. Since 2012, approximately 95 percent or more of the advisory votes cast by shareholders each year have been in favor of the compensation program.

The Corporation’s investor relations team regularly engages with shareholders regarding the performance and strategies of the Corporation. Apart from the annual say on pay vote, shareholders have expressed no other views to the Corporation regarding executive compensation. The Compensation Committee carefully considers say on pay votes in setting the compensation of Named Executive Officers. Even with the significant support from shareholders for say on pay votes, the Corporation continues to engage with shareholders to discuss their views of the executive compensation program. In addition to the Corporation’s regular dialogue with shareholders, the Compensation Committee engages an independent compensation consulting firm, Exequity LLP, to assist with a thorough review of the Corporation's executive compensation policies and programs. The purpose of this review is to benchmark the Corporation’s design versus market practice, evaluate current programs with respect to trends and corporate governance best practices, and identity ways, if any, to strengthen shareholder alignment.
Compensation Program Changes in 2022
The Board, Compensation Committee, and Corporation did not make changes to the executive compensation program structure for 2022. Given the uncertain economic landscape and wide range of potential business conditions entering 2022, the Board and Compensation Committee elected to bifurcate the Annual Incentive Plan into two independent periods, first half and second half. Although the performance period was bifurcated, payouts were still made on the normal payment schedule after the end of the annual period. Bifurcation helped mitigate volatility by providing greater visibility when setting performance targets. However, going into 2023, HNI is focused on a return to pre-pandemic norms, which will include moving away from bifurcation and returning to a traditional annual performance period for the Annual Incentive Plan.

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2. Executive Compensation Objectives and Governance
Philosophy and Objective
The Corporation’s Board believes in aligning the compensation of the Corporation's leadership with creating long-term value for shareholders and other important stakeholders, including members and customers. Governance of the executive compensation program, including hands-on involvement of the Compensation Committee, is guided by this principle.
Pay for Performance
Highlighting the Corporation’s pay for performance philosophy, the executive compensation program for 2022 ties a significant amount of each senior executive’s compensation to the achievement of long-term value creation through the use of annual and long-term performance-based awards. The Corporation believes earnings before interest and taxes (EBIT) and economic profit are strong indicators of long-term shareholder value creation and in 2022 used EBIT to measure financial performance goal achievement under the Annual Incentive Plan and economic profit to measure financial performance under the long-term incentive plan. Economic profit is defined as after-tax operating profit less a charge for average invested capital. Economic profit promotes the simultaneous optimization of growth, earnings, and capital efficiency.
Pay Mix
For 2022, the target compensation mix for the CEO and other Named Executive Officers is below. Approximately 52% of CEO compensation and 45% of all other Named Executive Officers’ compensation is considered variable based on achieving financial and strategic objectives.

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Compensation Committee and Non-Employee Directors
The Compensation Committee is responsible for the oversight of the Corporation’s executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval by the non-employee directors all elements of the CEO's compensation. For the other Named Executive Officers, the Compensation Committee considers recommendations from the CEO and approves all elements of compensation except equity grants, which the Compensation Committee recommends for approval by the non-employee directors.
The Corporation’s Member and Community Relations Department, Office of the General Counsel, and Finance Department support the Compensation Committee and the Board in a variety of ways related to executive compensation, including conducting executive compensation benchmarking, preparing compensation-related materials, and providing updates on corporate governance laws and best practices.
The Compensation Committee occasionally retains outside compensation consultants to provide recommendations for structuring and designing the Corporation’s executive compensation program, selecting a peer group for benchmarking, and establishing competitive incentive award targets.  The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) and Exequity LLP (“Exequity”) as executive compensation consultants. FW Cook served as the compensation consultant in late 2021 to review CEO compensation for 2022. In 2022, Exequity provided guidance on a variety of topics including recent developments and trends with respect to executive compensation programs. Both FW Cook and Exequity are independent compensation consultants that provided no services to HNI other than those services provided to the Compensation Committee. After considering the six independence factors discussed in Section 303A.05(c)(iv)(A)-(F) of the NYSE Listed Company Manual, the Compensation Committee determined that FW Cook and Exequity had no conflict of interest pursuant to Item 407(e)(3)(iv) of the SEC’s Regulation S-K.
Benchmarking with Market Data
CEO Benchmarking
The Compensation Committee compares CEO compensation to a group of peer companies. The Compensation Committee includes companies in similar industries or with a similar level of business complexity, manufacturing approach, or go-to-market structure with whom the Corporation may compete for talent. Additionally, the Compensation Committee considers the relative size of the companies, including market capitalization, net sales, and employee headcount. In 2022, the Compensation Committee used a peer group of 18 companies when determining compensation. The following table lists these peer companies.

Peer Group
A.O. Smith Corporation	La-Z-Boy
ACCO Brands	Leggett & Platt, Incorporated
American Woodmark	Lennox International Inc.
Armstrong World Industries, Inc.	Lincoln Electric Holdings Inc.
Donaldson Company, Inc.	Masonite
MillerKnoll	Pitney Bowes
Hillenbrand	Regal Beloit Corporation
Interface	Steelcase Inc.
Kennametal Inc.	Valmont Industries

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At the direction of the Compensation Committee, FW Cook conducted a comprehensive compensation analysis for chief executive officers of peer companies (“CEO Compensation Review”) in late 2021. For 2022, the Compensation Committee implemented recommendations of FW Cook to remove three companies, Briggs & Stratton, Enerpac Tool Group, Knoll, and to add five companies, American Woodmark, Interface, La-Z-Boy, Masonite, and Pitney Bowes to the peer group. Briggs & Stratton was removed from the peer group following conversion to a private entity in September 2020, Enerpac Tool Group was removed following substantial change in its business in 2021, and Knoll was removed following a merger with Herman Miller Inc. in July 2021. The surviving entity, MillerKnoll, remains in the 2022 peer group. The Compensation Committee believes these changes are appropriate to adjust the peer group by eliminating companies who are no longer public or whose operations have substantially changed and replace them with companies reasonably similar to the Corporation. The Compensation Committee utilized the CEO Compensation Review to establish the elements and targets of Mr. Lorenger’s compensation as CEO in early 2022.
Market Data for Other Named Executive Officers
The Compensation Committee annually assesses base salary and annual and long-term incentive compensation data compiled from commercially available compensation survey reports published by Willis Towers Watson and Mercer Human Resource Consulting (collectively, the “Survey Reports”).
In 2022, the Compensation Committee followed its regular process of using the Survey Reports in reviewing the elements and targets of the Named Executive Officers’ compensation (except the CEO), considering the responsibilities and capabilities of each executive officer.
3. Executive Compensation Elements
Base Salary
For 2022, the base salary for each Named Executive Officer was appropriately indexed from the market median for the relevant position. Actual base salaries may be higher or lower than the market median based on the following factors, which are considered annually by the Compensation Committee (and non-employee directors in the case of the CEO’s base salary) when determining changes in base salary:
•    demonstrated growth, development, and advancement;
•    individual performance and competency; and
•    value of experience both in service to the Corporation and other organizations.
The Compensation Committee conducts the CEO’s annual base salary review at the February Board meeting and all non-employee directors participate with the Compensation Committee in this review. For other executive officers, the Compensation Committee normally approves base salary changes annually at the Board meeting prior to the anniversary date of each officer's appointment.
Based on a combination of performance, personal growth and market factors, the Compensation Committee (and with respect to the CEO’s base salary, the non-employee directors) awarded the following base salaries in 2022:

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Name	2021 Annual Base Salary ($)	2022 Annual Base Salary ($)	Increase ($)	Increase (%)
Jeffrey D. Lorenger	988,200	1,000,000	11,800	1.2
Marshall H. Bridges	513,800	536,900	23,100	4.5
Vincent P. Berger	468,700	487,400	18,700	4.0
Steven M. Bradford	454,100	468,900	14,800	3.25
B. Brandon Bullock	425,900	442,900	17,000	4.0
Kurt A. Tjaden	499,530	499,530	0	0
Due to Mr. Tjaden's separation in September 2022, he did not receive a merit increase.
The increases awarded to the Named Executive Officers were generally consistent with the average increase for members across the Corporation.
Annual Incentive
To provide alignment with strategic business objectives, Named Executive Officers are eligible for annual incentive compensation awards under the Annual Incentive Plan. The Annual Incentive Plan helps focus the Named Executive Officers on both annual financial achievements and individual objectives aligned with the Corporation’s strategic plan.
For 2022, key features of the Annual Incentive Plan were:

Award Target as a % of Base Salary		Basis of Award Achievement
Chairman, President and Chief Executive Officer	120%	Achievement of Financial Goals	80%
Other Named Executive Officers	75%	Attainment of Individual Objectives	20%

The CEO's annual incentive compensation award target is a greater percentage of base salary than the targets for the other Named Executive Officers because the CEO has the most impact on the Corporation’s annual performance.
The awards are paid in the first quarter following the year in which they are earned. Termination of employment other than due to death, disability, retirement, or a change in control of the Corporation prior to the end of the year in which an award is earned results in the loss of outstanding awards. Awards are paid in cash unless the executive requests and the Compensation Committee approves taking all or part of the payment in the form of common stock or the Compensation Committee determines the executive’s stock ownership does not reflect appropriate progress toward the executive’s ownership guideline. The following table describes payouts under the Annual Incentive Plan for each Named Executive Officer for 2022:

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Name	Annual Incentive Compensation Award Target ($)	Actual Award Payout Attributable to Financial Goals ($)	Actual Award Payout Attributable to Individual Objectives ($)	Total Payout ($)	Actual Payout as % of Target (%)
Jeffrey D. Lorenger	1,200,000	801,600	240,000	1,041,600	87%
Marshall H. Bridges	402,675	268,987	80,535	349,522	87%
Vincent P. Berger	365,550	339,230	73,110	412,340	113%
Steven M. Bradford	351,675	234,919	77,369	312,288	89%
B. Brandon Bullock	332,175	118,254	66,435	184,689	56%
Kurt A. Tjaden	187,324	299,718	46,831	346,549	185%
Mr. Tjaden's target annual incentive award was prorated based on his separation date.
Each Named Executive Officer received the 2022 Annual Incentive Plan award payout in cash.
Financial Performance Goals
The Compensation Committee considers the annual financial plan, approved by the Board in February, to help establish EBIT goals for the Corporation and financial goals for each core business unit. EBIT goals are based on strategic opportunities with consideration of current market conditions (e.g., strength of the housing market, global economy, or corporate earnings) and business opportunities (e.g., launch of new product line or integration of recently acquired business). Given the uncertain economic landscape and wide range of potential business conditions entering the 2022 year, the Board and Compensation Committee elected to bifurcate EBIT goals into two independent periods, first half and second half 2022. First half EBIT goals were set per the standard process at the February Board meeting, and second half goals were set at the August Board meeting. For 2023, financial goals will be set on an annual basis for the Annual Incentive Plan.
Payout ranges are set between 0% and 200% of the EBIT target with an achievement threshold of 35% to receive a minimum payout. Payout levels are expected to be between 80% and 120% of target in most years and average approximately 100% of target over time. The Compensation Committee establishes the target level of EBIT as an aggressive but achievable goal for the Corporation as a whole or any business unit based on economic and competitive conditions at the time goals are established.
Messrs. Lorenger, Bridges, and Bradford were eligible for awards based on the financial performance of the Corporation while Messrs. Berger, Bullock and Tjaden were eligible for awards based on the financial performance of each executive's individual area of responsibility (one or more business units).

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The following table shows 2022 first and second half EBIT goals for HNI Corporation and actual achievements for those periods. The table also provides background on the conditions assumed when the goals were set and commentary on why actual results differed from the goals.

2022	First Half	Second Half
EBIT goal	$49.8 million	$89.4 million
Actual EBIT achievement	$51.8 million	$76.6 million
Goal setting assumptions and considerations
•Expected strong sales growth in both segments
•Profit improvement supported by aggressive pricing actions put in place to offset significant inflationary pressures
•Assumed underlying demand improvement in Workplace Furnishings segment driven by broader return to the office expectations
•Residential Building Products demand supported by strong housing market
•Profit improvement limited by continued inflationary pressures, supply chain disruptions, and investments to drive long-term profit growth

•Assumed growth rates would slow in second half due to economic uncertainty and the negative impact of rising interest rates on housing activity
•Expected strong profit improvement driven by improved price-cost as pricing actions caught up to inflationary pressures
•Profit growth partially offset by investments to drive long-term profit growth

Why was actual performance different from the goal?
•Volume in the Workplace Furnishings segment was lower than expected as Covid-19 (omicron) continued to slow office re-entry
•Residential Building Products volume was stronger than expected driven by momentum in both the new and existing home markets
•Price-cost improved more quickly than expected as inflation slowed and pricing actions in both segments gained traction
•Combination of these factors drove results modestly above target

•Achievement below target primarily driven by lower demand in Workplace Furnishings segment, which was negatively impacted by macro economic conditions and concerns. Volume in Residential Building products was also lower than expected as housing activity decelerated more rapidly than anticipated as mortgage rates moved higher
•The impact of lower volume was partially offset by newly enacted cost control measures and lower than expected inflationary pressures

Payout (% of target)	109%	58%
Note: For 2023, financial goals will be set on an annual basis for the Annual Incentive Plan.
The resulting payout for the full year 2022 was 84% percent of target.
Individual Objectives
Each Named Executive Officer’s individual objectives are based on broad strategic objectives of the Corporation or one or more operating units and are defined and measured within the year. The non-employee directors annually review and approve the CEO’s individual objectives. The CEO annually reviews and approves the individual objectives of each other Named Executive Officer.
In 2022, Messrs. Lorenger, Bridges, Bradford, Berger, and Bullock’s individual objectives were based on the progress of the Corporation's diversity, equity, and inclusion initiatives focused on building an inclusive workplace and on the implementation of corporation-wide corporate social responsibility initiatives. Mr. Tjaden’s individual objectives were based on the EBIT goals of Lamex.

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At year-end, the CEO evaluates Named Executive Officers’ performance against their individual objectives and recommends an achievement percentage for Compensation Committee approval. Achievement percentages for individual objectives range from 0% to 125%. The non-employee directors, after reviewing the CEO’s self-evaluation, determine the achievement percentage of the CEO's individual objectives.
The Compensation Committee and the CEO (and with respect to the CEO, the non-employee directors) determined the Named Executive Officers delivered results on the stated goals resulting in attainment of individual objectives from 100% to 125%. The following table explains individual objectives, actual achievements, and payout factors for each Named Executive Officer.

Name	2022 Objectives	2022 Achievements	2022 Payout Factor
Jeffrey D. Lorenger	•Implementation of corporate social responsibility initiatives. •Implementation of diversity, equity, and inclusion initiatives.	•Implementation of corporate social responsibility initiatives were successfully achieved. •Diversity, equity, and inclusion initiatives were successfully implemented.	100%
Marshall H. Bridges	•Implementation of corporate social responsibility initiatives. •Implementation of diversity, equity, and inclusion initiatives.	•Implementation of corporate social responsibility initiatives were successfully achieved. •Diversity, equity, and inclusion initiatives were successfully implemented.	100%
Vincent P. Berger	•Implementation of corporate social responsibility initiatives. •Implementation of diversity, equity, and inclusion initiatives.	•Implementation of corporate social responsibility initiatives were successfully achieved. •Diversity, equity, and inclusion initiatives were successfully implemented.	100%
Steven M. Bradford	•Implementation of corporate social responsibility initiatives. •Implementation of diversity, equity, and inclusion initiatives.	•Implementation of corporate social responsibility initiatives were successfully achieved. •Diversity, equity, and inclusion initiatives were successfully implemented.	110%
B. Brandon Bullock	•Implementation of corporate social responsibility initiatives. •Implementation of diversity, equity, and inclusion initiatives.	•Implementation of corporate social responsibility initiatives were successfully achieved. •Diversity, equity, and inclusion initiatives were successfully implemented.	100%
Kurt A. Tjaden	•Lamex EBIT goals	•Lamex EBIT goals were exceeded prior to the sale of the business.	125%

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Long-Term Incentive
Through their leadership and strategic actions, long-term incentive participants have the ability to significantly impact the Corporation’s long-term performance. Long-term incentive compensation, in the form of Performance Share Units (PSUs) and Restricted Stock Units (RSUs), is designed to focus executives on long-term value creation for shareholders measured by objective financial performance metrics and long-term stock price appreciation, and to incent executives to remain with the Corporation. Long-term incentive compensation is provided through the annual equity grants to select executives, including all Named Executive Officers, under the Corporation’s 2021 Stock-Based Compensation Plan (the “Stock Plan”).
These two types of long-term incentive vehicles provide a balance between emphasizing financial performance (PSUs) and stock price performance (RSUs). The Compensation Committee and the Board annually evaluate and approve the participants' target awards to ensure alignment with the Corporation’s compensation philosophy. Annual grants typically occur at the February Board meeting. Throughout the year, the Board also may occasionally grant equity awards for a new hire, a significant promotion, or other special circumstances.
The following table shows the total long-term incentive compensation award opportunities for each Named Executive Officer.

Name	Total Long-Term Incentive Compensation Target ($)	Total Long-Term Incentive Compensation Award Target (% of Annual Base Salary at Time of Award)
Jeffrey D. Lorenger	3,400,000	340
Marshall H. Bridges	805,350	150
Vincent P. Berger	703,050	150
Steven M. Bradford	351,675	75
B. Brandon Bullock	407,600	100
Kurt A. Tjaden	0	0
Due to Mr. Tjaden's separation, he did not receive a long-term incentive grant in 2022.

For 2022, the Board decided to grant half (50%) of the target long-term incentive compensation target amount as PSUs and half (50%) as RSUs under the Stock Plan. The Board determined the long-term incentive compensation awards should be split equally among PSUs and RSUs because the mix provides the best balance between the competing interests the long-term incentive awards seek to serve (i.e., focus on performance objectives and continued employment (PSUs) and continued employment and increasing stock price performance (RSUs)). The Board granted the PSUs and RSUs using the targeted dollar value of the award divided by the grant date closing share price to calculate the number of units granted. The Board granted equity awards to each Named Executive Officer on February 16, 2022, with the closing price of $43.99 per share of common stock. The following table reflects the number of PSUs and RSUs granted in February 2022 for each Named Executive Officer:

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Name	Targeted Number of PSUs Granted in February 2022	Targeted Number of RSUs Granted in February 2022
Jeffrey D. Lorenger	38,645	38,645
Marshall H. Bridges	9,154	9,154
Vincent P. Berger	7,991	7,991
Steven M. Bradford	3,997	3,997
B. Brandon Bullock	4,633	4,633
Kurt A. Tjaden	0	0

Performance Share Units
In February 2022, half of each Named Executive Officer’s long-term incentive compensation opportunity was granted in Performance Share Units. PSUs represent the right to receive shares at the end of the three-year performance period. The Committee establishes the financial goals at the start of each three-year performance period. These units cliff vest and distribute following the end of the three-year performance period if financial goals are met. The total number of shares earned may vary between 0% and a maximum of 200% of the target number of units awarded depending upon performance relative to the established goal, with an achievement threshold of 25% to receive a payout. PSUs convert into shares upon vesting. Dividends accrue and pay in cash at the end of the performance period based on the number of shares vested according to performance metrics. For fiscal 2022, the Committee approved economic profit targets for the PSUs. Economic profit provides clear line of sight for executives and shareholders on the alignment of financial performance with share price. Early termination of employment other than due to death, disability, retirement, or a change in control of the Corporation results in forfeiture of unvested awards. PSUs motivate and incent executives to focus on long-term value creation while maximizing shareholder alignment. The following table represents the financial achievement targets set for the PSUs in 2022:

2022 – 2024 Performance Share Unit Cumulative Economic Profit Targets
% Achievement	($M)
200% Maximum	220.0
100% Target	147.1
25% Threshold	46.1

For a discussion of PSUs granted in 2020 and 2021, see "Performance Share Units" in our 2021 and 2022 Proxy Statements, respectively. In first quarter of 2023, the Compensation Committee determined that the economic profit threshold for the 2020-2022 PSUs was not satisfied and accordingly no shares were awarded under the 2020-2022 PSUs.

Restricted Stock Units
In February 2022, half of each Named Executive Officer’s long-term incentive compensation opportunity was granted in restricted stock units. RSUs represent the right to receive shares of common stock. Each unit represents the equivalent of one share of common stock as of the date of grant and vests one-third per year over the three years beginning on the first anniversary of the grant date. RSUs convert into shares upon vesting. Dividends are not paid over the vesting period but accrue and pay in cash at the time of vesting. The amount of income realized by an executive from an RSU is equal to the stock price at the time the award vests multiplied by the number of units granted to the executive plus the

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dollar value of dividends accrued during the vesting period. Early termination of employment other than due to death, disability, retirement, or a change in control of the Corporation results in forfeiture of unvested awards. RSUs provide shareholder alignment and support retention.

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4. Additional Compensation Programs and Policies
The descriptions below summarize other compensation and retirement plans in which Named Executive Officers are eligible to participate. These plans do not change significantly from year to year, and other than participation in the Supplemental Income Plan (“SIP”), do not involve annual compensation decisions by the Compensation Committee or the Board.
Supplemental Income Plan
The SIP provides a benefit to the plan’s participants, including the Named Executive Officers, equal to amounts the participants would have received had the Corporation’s qualified plan (i.e., 401(k) plan) and cash profit-sharing benefits not been subject to statutory compensation caps, except no income attributable to the long-term incentive plan is considered. The 2022 statutory compensation limit for qualified plan and cash profit-sharing benefits was $305,000. Any compensation in excess of this limit is excluded from the eligible earnings used to calculate qualified plan and cash profit-sharing benefits. The SIP is available to select executives, approved by the Board, who consistently earn income above compensation caps on the qualified plan and cash profit-sharing benefits. In 2022, the Compensation Committee determined SIP benefits will be paid in the form of cash. Participation in the SIP is provided to assure overall competitiveness of the executive compensation program.
Deferred Compensation Plan
Executives eligible for compensation under the Annual Incentive Plan, which include all Named Executive Officers, are eligible to participate in the Corporation’s Executive Deferred Compensation Plan (“Deferred Plan”). The Deferred Plan allows executives to voluntarily defer base salary, Annual Incentive Plan awards, Long-Term Performance Plan awards, SIP benefits and other amounts. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to a notional stock account in the form of nonvoting share units fluctuating in value based on the price increase or decrease of common stock and earning dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each participant elects, on an annual basis, the date, or dates of distribution (i.e., a participant can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any deferred amounts. During 2022, no Named Executive Officers participated in the Deferred Plan.
Profit-Sharing Retirement Plan
Each Named Executive Officer participates in the Corporation’s Profit-Sharing Retirement Plan (the “Retirement Plan”), a defined contribution plan generally available to all members. Members are eligible to make voluntary contributions immediately upon hire. Each Named Executive Officer is eligible for employer contributions. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table.
Cash Profit-Sharing
Each Named Executive Officer is eligible for distributions under the Corporation’s cash profit-sharing program. Cash profit-sharing is paid based on the profitability of a member's operating unit. Members are generally eligible to participate after completion of one year of continuous service. Cash profit-sharing amounts paid to the Named Executive Officers are reflected in the “Bonus” column of the Summary Compensation Table.
Change in Control, Post-Employment and Other Events
Messrs. Lorenger, Bridges, Berger, and Bradford have a Change In Control Employment Agreement (“CIC Agreement”) with the Corporation. Upon a change in control, retirement, death or disability, certain awards granted under the Annual

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Incentive Plan, the Long-Term Performance Plan and the Stock Plan also vest or are payable pursuant to their terms and are not conditioned on a termination of employment. See “Potential Payments Upon Termination or Change in Control” for a discussion of these items.
Perquisites
Consistent with its longstanding culture, the Corporation does not provide executives with any special or unique perquisites, such as company cars or club memberships. Relocation assistance is provided to executives under a relocation program broadly available for members transferred within the Corporation and newly hired professional members. Executives participate in the same health, retirement, profit-sharing, disability and life insurance programs and member stock purchase plan as other members.
Executive Stock Ownership Guideline
The Board has adopted an Executive Stock Ownership Guideline based on the belief key executives should have a significant ownership interest in the Corporation’s stock.  Under the Executive Stock Ownership Guideline, ownership levels are provided for executives to acquire and hold a recommended ownership interest in the Corporation's stock based on their position and compensation level.  The guideline is intended to align the interests of key executives with shareholder interests.  The Executive Stock Ownership Guideline levels in effect for 2022 are shown below:

Position	$ Value of Shares
Chairman, President and Chief Executive Officer	5.0 x Base Salary
Operating Company (Unit) Presidents, Chief Financial Officer, and Executive and Senior Vice Presidents	3.0 x Base Salary
Other Officers	2.0 x Base Salary

Executives are encouraged to reach their respective stock ownership level within five years of the date the individual assumes an executive position covered by the guideline. The Compensation Committee annually reviews each executive’s progress toward the goal. The Compensation Committee can specify a percentage of the executive’s annual incentive compensation be paid in shares of common stock if it determines an executive is not achieving appropriate progress toward the goal. As of the end of 2022, each Named Executive Officer was in compliance with the Corporation’s stock ownership guideline.
Executive Compensation Clawback
If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct leading to the restatement and may, to the extent permitted by law, seek repayment of amounts paid in excess of amounts based on restated financial results.
Tax Deductibility of Executive Compensation
The Corporation typically seeks to maximize the tax deductibility of components of executive compensation where appropriate. Section 162(m) of the Internal Revenue Code generally limits the ability of public companies to deduct compensation in excess of $1,000,000 paid annually to certain executive officers. However, the Compensation Committee believes its primary responsibility is to achieve the objectives of the Corporation’s compensation program. The Compensation Committee may consider tax deductibility as a factor in determining executive compensation, but the Committee may approve compensation

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that is not fully deductible under Section 162(m) if the Committee believes such compensation will contribute to the achievement of the Corporation’s objectives.
Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the Named Executive Officers does not generally impact how elements of current compensation are set. The non-employee directors and the Compensation Committee believe the competitive environment mandates current total compensation be sufficient to attract, motivate and retain top management. The Compensation Committee analyzes outstanding equity grants, outstanding Annual Incentive Plan and Long-Term Performance Plan awards and ownership of common stock for each Named Executive Officer to ensure future stock equity grants, Annual Incentive Plan and Long-Term Performance Plan awards, CIC Agreements and other benefits provide appropriate and relevant incentives to the executives. Based on the current analysis, the Compensation Committee believes prior compensation will not impact the ongoing effectiveness of the compensation objectives.
Compensation Committee Interlocks and Insider Participation
Members of the Compensation Committee have never been officers or members of the Corporation and have no relationship with the Corporation other than as directors and shareholders. During 2022, no executive officer of the Corporation served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or Compensation Committee.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the CD&A, which begins on page 27 of this Proxy Statement, with management, and based on such review and discussions, the Compensation Committee recommended to the Board the CD&A be included in this Proxy Statement.
Human Resources and Compensation Committee
Mary K.W. Jones, Chair
Larry Porcellato
Abbie Smith

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SUMMARY COMPENSATION TABLE
The table below shows the compensation awarded to, earned by, or paid to each of the Named Executive Officers for 2022, 2021 and 2020. In accordance with the SEC’s disclosure rules, information regarding compensation for years prior to the year in which an executive became a Named Executive Officer is not included in the table below. The Corporation does not have employment agreements with any of its executives. While employed, executives earn base salary, are eligible for benefits common to all members, and participate in the executive compensation programs identified in the tables below and discussed in the CD&A. The performance-based conditions associated with Long-Term Performance Plan, PSUs, and Annual Incentive Plan awards as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A, which begins on page 27.

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Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey D. Lorenger Chairman, President and Chief Executive Officer, HNI Corporation	2022	998,412	10,462	3,399,987	1,041,600	225,093	5,675,554
	2021	973,427	10,701	6,783,691	1,136,430	228,566	9,132,815
	2020	891,383	518,370	3,103,063	132,335	262,472	4,907,623
Marshall H. Bridges Chief Financial Officer; Senior Vice President, HNI Corporation	2022	535,567	10,462	805,369	349,522	90,412	1,791,332
	2021	506,185	10,701	1,859,509	385,350	91,537	2,853,282
	2020	477,813	192,076	741,037	46,683	107,011	1,564,620
Vincent P. Berger President, Hearth & Home Technologies; Executive Vice President, HNI Corporation	2022	481,646	20,662	703,048	412,340	141,248	1,758,944
	2021	463,162	22,693	1,622,561	411,284	191,215	2,710,915
	2020	446,532	19,390	650,559	622,642	103,401	1,842,524
Steven M. Bradford Senior Vice President, General Counsel and Secretary, HNI Corporation	2022	466,908	10,462	351,656	312,287	77,799	1,219,112
	2021	448,008	10,701	841,491	340,575	78,136	1,718,911
	2020	425,789	172,960	321,091	41,665	94,443	1,055,948
B. Brandon Bullock President, The HON Company	2022	423,311	—	407,611	184,689	53,506	1,069,117
Kurt A. Tjaden (5) Former President, HNI International; Senior Vice President, HNI Corporation	2022	384,254	10,462	—	346,549	446,492	1,187,757
	2021	499,530	10,701	1,127,464	405,369	85,281	2,128,345
	2020	476,811	194,066	729,232	—	102,332	1,502,441

Notes
(1)The amounts in this column reflect the payments under the cash profit-sharing program during calendar years 2022, 2021 and 2020. For 2020, the total in this column also includes discretionary payments as described in the 2021 CD&A.
(2)The amounts in this column reflect the aggregate grant date fair value of PSUs and RSUs granted in 2022, 2021, and 2020 under the Stock Plan and the 2017 Stock-Based Compensation Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the footnote titled “Stock-Based Compensation” to the Corporation’s audited financial statements for 2022, 2021, and 2020 in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2022.
(3)The amounts in this column include incentive compensation awards earned for the 2022 fiscal year under the Annual Incentive Plan (AIP). Equivalent amounts, plus the value of awards under the Long-Term Performance Plan are included for the 2021 and 2020

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fiscal years. The AIP awards earned in 2022 were paid in first quarter 2023 and were subject to continuous employment through the last day of 2022.
(4)The amounts in this column include the Corporation’s contributions to the Retirement Plan, the dollar value of Corporation-paid life insurance premiums under a life insurance plan, both of which are generally available to all members, and the dollar value of SIP. Contributions under the Retirement Plan in 2022, 2021 and 2020 were as follows: Mr. Lorenger – $21,350; $23,002; $26,064; Mr. Bridges – $21,350; $23,002; $26,064; Mr. Berger – $25,549; $34,154; $23,945; Mr. Bradford - $21,350; $23,002; $26,064; Mr. Bullock - $21,350; and Mr. Tjaden – $21,350; $23,002; $26,064. The dollar value of Corporation-paid life insurance premiums under a life insurance plan in 2022, 2021, and 2020 was $142 per year for each Named Executive Officer. The dollar values earned under the SIP for 2022, 2021 and 2020 were as follows: Mr. Lorenger – $203,601; $188,853; $236,266; Mr. Bridges – $68,920; $64,437; $80,805; Mr. Berger – $115,557; $153,445; $79,314; Mr. Bradford - $56,307; $53,278; $68,237; Mr. Bullock - $32,014; and Mr. Tjaden – $0; $58,244; $76,126. The SIP common stock for 2021 was issued February 28, 2022; and 2020 was issued March 1, 2021.
(5)In 2022, the Corporation divested its Lamex business which was the largest component of HNI's international business. The international business was subsequently restructured, and in connection with this restructuring, Mr. Tjaden's position as President, HNI International was involuntarily eliminated and he subsequently left the organization. In connection with this separation, Mr. Tjaden received a payment in the amount of $425,000. This amount is reflected in All Other Compensation. For additional detail, see the Compensation Triggered By Retirement, Death, or Disability section of this Proxy Statement.

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Grants of Plan Based Awards
The table below shows the grants of plan-based awards to the Named Executive Officers during 2022, including PSUs and RSUs granted under the Stock Plan and Annual Incentive Plan awards. For additional information on the Stock Plan and the Annual Incentive Plan, see “Long-Term Incentive” on page 38 and “Annual Incentive” on page 34.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey D. Lorenger
Performance Share Units	2/16/2022				9,661	38,645	77,290		1,699,994
Restricted Stock Units	2/16/2022							38,645	1,699,994
Annual Incentive Plan		456,000	1,200,000	2,220,000
Marshall H. Bridges
Performance Share Units	2/16/2022				2,289	9,154	18,308		402,684
Restricted Stock Units	2/16/2022							9,154	402,684
Annual Incentive Plan		153,017	402,675	744,949
Vincent P. Berger
Performance Share Units	2/16/2022				1,998	7,991	15,982		351,524
Restricted Stock Units	2/16/2022							7,991	351,524
Annual Incentive Plan		138,909	365,550	676,268
Steven M. Bradford
Performance Share Units	2/16/2022				999	3,997	7,994		175,828
Restricted Stock Units	2/16/2022							3,997	175,828
Annual Incentive Plan		133,637	351,675	650,599
B. Brandon Bullock
Performance Share Units	2/16/2022				1,158	4,633	9,266		203,806
Restricted Stock Units	2/16/2022							4,633	203,806
Annual Incentive Plan		126,227	332,175	614,524
Kurt A. Tjaden
Annual Incentive Plan		71,183	187,324	346,549
Mr. Tjaden's Annual Incentive Plan amounts listed are prorated according to his separation date

Notes
(1)Under the Annual Incentive Plan, executives can earn incentive compensation when the threshold level of performance is met; below the threshold level of performance, no annual incentive is earned.
(2)PSUs cliff vest after three years, depending upon the achievement of certain performance goals. If threshold level of performance is not met, no shares will be earned.
(3)RSUs represent the right to receive shares of Corporation stock. These units reflect fair market value of the common stock as of the date of grant and vest in equal installments over three years.
(4)Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

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Outstanding Equity Awards at Year End
The following table shows the Named Executive Officers’ outstanding equity awards as of the end of 2022. The table shows exercisable and unexercisable options, and performance share units and restricted stock units that have not vested.

Name	Option Awards				Stock Awards
	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Year of Grant	Unvested RSUs (#) (2)	Market value of unvested RSUs ($) (3)	Unvested PSUs (#) (4)	Market value of unvested PSUs ($) (3)
Jeffrey D. Lorenger	39,617		34.78	2/12/24	2020	13,582	386,136	40,744	1,158,352
	25,897		51.54	2/18/25	2021	27,956	794,789	41,934	1,192,184
	72,102		32.03	2/17/26	2021	99,475	2,828,074		—
	46,050		46.62	2/15/27	2022	38,645	1,098,677	38,645	1,098,677
	76,336		38.68	2/14/28
	64,389		37.29	6/28/28
		195,633	39.77	2/13/29
Marshall H. Bridges	4,416		31.79	2/13/23	2020	3,244	92,227	9,730	276,624
	5,220		34.78	2/12/24	2021	6,676	189,799	10,014	284,698
	4,217		51.54	2/18/25	2021	30,229	859,410		—
	10,223		32.03	2/17/26	2022	9,154	260,248	9,154	260,248
	27,104		46.62	2/15/27
	42,252		38.68	2/14/28
		46,266	39.77	2/13/29
Vincent P. Berger	4,628		31.79	2/13/23	2020	2,848	80,969	8,542	242,849
	4,084		34.78	2/12/24	2021	6,091	173,167	9,136	259,736
	4,965		51.54	2/18/25	2021	25,581	727,268		—
	11,574		32.03	2/17/26	2022	7,991	227,184	7,991	227,184
	6,594		44.04	5/10/26
	20,533		46.62	2/15/27
	36,737		38.68	2/14/28
		40,500	39.77	2/13/29
Steven M. Bradford	9,248		34.78	2/12/24	2020	1,406	39,973	4,216	119,861
	5,976		51.54	2/18/25	2021	2,980	84,721	4,469	127,054
	21,630		32.03	2/17/26	2021	13,805	392,476		—
	13,617		46.62	2/15/27	2022	3,997	113,635	3,997	113,635
	19,102		38.68	2/14/28
		20,182	39.77	2/13/29
B. Brandon Bullock		24,351	39.77	2/13/29	2020	1,716	48,786	5,146	146,301
					2021	3,672	104,395	5,508	156,592
					2021	6,851	194,774		—

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				2022	4,633	131,716	4,633	131,716
Kurt A. Tjaden	20,219	51.54	2/18/25	2020	3,192	90,749	8,777	249,530
	31,011	46.62	2/15/27	2021	6,751	191,931	5,907	167,936
	43,511	38.68	2/14/28
	45,974	39.77	2/13/29

Notes
(1)Options cliff vest on February 13, 2023, four years from the grant date.
(2)RSUs vest in three equal installments beginning on the first anniversary of the grant date. Except for special circumstances RSUs which cliff vest after three years.
(3)Market value of the RSUs and PSUs is determined by multiplying the number of units by the closing share price of common stock on the last trading day of 2022, which was $28.43.
(4)The PSUs cliff vest after three years, depending upon the achievement of certain performance goals.

Options Exercised and Stock Vested
The following table shows information concerning Named Executive Officers’ exercise of stock options and stock vesting during 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jeffrey D. Lorenger			27,559	1,177,914
Marshall H. Bridges			6,581	281,282
Vincent P. Berger			5,892	251,924
Steven M. Bradford			2,894	123,728
B. Brandon Bullock			3,551	151,831
Kurt A. Tjaden	49,022	473,582	6,567	280,754

Notes
(1)This column is calculated by multiplying the number of shares acquired by the difference between the market price on the date of exercise (or if the shares were retained by the Named Executive Officer, the closing price of a share of common stock on the date of exercise) and the share price on the date of grant.
(2)This column is calculated by multiplying the number of shares vested by the closing share price of the day prior to vesting.

Nonqualified Deferred Compensation
The Deferred Plan allows executives to defer compensation to a cash account earning interest at a rate set annually at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units earning dividends distributed to shareholders which are then automatically reinvested in additional nonvoting share units. In 2022, no Named Executive Officers participated in the Deferred Plan.
For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 41.

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Potential Payment Upon Termination or Change in Control
Retirement, death, disability and change in control (“CIC”) events trigger the payment of compensation to the Named Executive Officers.
Change in Control Employment Agreements
Messrs. Lorenger, Bridges, Berger, and Bradford have a CIC Agreement with the Corporation. The CIC Agreements are designed to assure continuity of executive management during a threatened takeover and ensure executive management can objectively evaluate any CIC proposal and act in the best interests of shareholders. The CIC Agreements are part of a competitive compensation package to attract and retain top-quality executives.
Under the CIC Agreements, executives are eligible for severance benefits in the event there is a “double trigger;” meaning both a CIC of the Corporation and termination of employment (if termination was by the executive for good reason or by the Corporation for any reason other than cause or disability). The termination must occur (i) during the two-years following a CIC or (ii) prior to the CIC where the executive’s termination is directly related to the CIC. The benefits include:
•a lump-sum severance payment equal to two times (three times for the CEO) the sum of (i) the executive's annual base salary and (ii) the average of the executive’s annual incentive compensation awards for the prior two years;
•annual salary through the date of termination and a bonus equal to the average of the executive's annual incentive compensation awards for the prior two years;
•continuation of certain medical and dental benefits for up to 18 months and group life insurance benefits for up to two years; and
•a lump-sum payment for the cost of health and dental coverage for an additional six months and a lump-sum payment for two years of continued participation in disability benefit plans.

In exchange for the CIC severance benefits, each executive is subject to confidentiality and non-competition provisions for one year from the date of termination.
The CIC Agreement defines a CIC as having occurred:
•when a third person or entity becomes the beneficial owner of 20% or more of the outstanding common stock, subject to certain exceptions;
•when more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board;
•upon the occurrence of certain business combinations involving the Corporation; or
•upon approval by shareholders of a complete liquidation or dissolution.

Cause is defined as acts of dishonesty resulting in substantial personal enrichment at the Corporation’s expense or repeated willful or deliberate violations of obligations under the CIC Agreement resulting in material injury to the Corporation.
Good reason is defined as:
•    a substantially adverse change in the executive’s position, authority, or responsibilities;
•    the Corporation’s failure to comply with the CIC Agreement;
•    a change of more than 50 miles in the executive’s principal place of work;
•    a purported termination of the executive’s employment not permitted by the CIC Agreement; or
•    a successor company not assuming the CIC Agreement.

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In 2016, the Corporation adopted a new form of CIC Agreement that excludes obligations of the Corporation to “gross-up” an executive’s compensation for any excise tax, for any federal, state, and local income taxes applicable to the excise tax “gross-up”, and for tax penalties and interest imposed on “excess parachute payments” (i.e., excess severance or CIC payments), as defined in Section 280G of the Internal Revenue Code. As of November 8, 2018, all executives with CIC Agreements have transitioned to the new form which excludes the excise tax gross-up.
The Compensation Committee does not view the CIC Agreements as an element of current compensation, and the agreements do not affect the Compensation Committee’s annual decisions with respect to the compensation elements of the executive compensation program.
In the event of a CIC, the Compensation Committee would review information pertaining to compensation payable to the Named Executive Officers.
Other Compensation Triggered by a Change in Control Event
Under the Stock Plan, upon a CIC, vesting is accelerated for each outstanding RSU, PSU, and stock option. Under the Annual Incentive Plan, the Board values each outstanding award prior to the effective date of a CIC and the value is payable within 30 days of a CIC. The payments occurring on or after a CIC are not conditioned on termination of employment.
The following tables quantify compensation payable to the Named Executive Officers upon a CIC. The tables include only compensation items not available to all salaried members and assume the event occurred on December 31, 2022.
Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control

Name	Cash Payment Under CIC Agreement ($) (1)	Total Value of Benefits Under CIC Agreement ($) (2)	Annual Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Option and RSU Acceleration ($) (5)	Total ($)
Jeffrey D. Lorenger	4,926,210	37,680	1,041,600	4,638,734	5,107,677	15,751,901
Marshall H. Bridges	1,528,895	37,680	349,522	1,106,344	1,401,684	4,424,125
Vincent P. Berger	2,136,658	51,061	412,340	983,470	1,208,588	4,792,117
Steven M. Bradford	1,335,836	24,773	312,287	484,883	630,805	2,788,584
B. Brandon Bullock	—	—	184,689	589,202	479,671	1,253,562

Notes
(1)Amounts in this column include the following: (i) an amount equal to two times (three times for Mr. Lorenger) the sum of (a) the executive's annual base salary and (b) the average of the executive’s annual incentive compensation awards for the prior two years; (ii) an incremental bonus payment equal to the difference of the executive’s average prior two years annual incentive awards and the current year annual incentive award payable; (iii) an amount equal to the value of the cost of health and dental coverage for an additional six months from the date of termination; (iv) an amount equal to the value of the “gross-up” for any federal, state and local taxes applicable to the value of six months of health and dental coverage continuation; and (v) an amount equal to the value of 24 months of continued participation in the Corporation's accidental death and travel accident insurance plan and disability plans. Mr. Bullock does not have a change in control agreement.
(2)Represents the value of the following benefits provided following termination of employment under the CIC Agreements for each Named Executive Officer, other than Mr. Bullock: medical and dental benefits for 18 months, group life insurance benefits for 24

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months, and the value of the Corporation’s required contributions to the Retirement Plan. Mr. Bullock does not have a change in control agreement.
(3)Represents the value of the annual incentive award earned for 2022, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2022.
(4)Represents the 2020-2022 PSU, 2021-2023 PSU, and 2022-2024 PSU awards payable. The 2020-2022 PSUs vest immediately, and the value accounts for the entire 36-month performance period and maximum performance of 200%. The 2021-2023 PSUs vest immediately, are prorated for 24 of the 36-month performance period, and the value accounts for maximum performance of 200%. The 2022-2024 PSUs vest immediately, are prorated for 12 of the 36-month performance period, and the value accounts for maximum performance of 200%.
(5)Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Value in Event of Change in Control with No Employment Termination

Name	Cash Payment Under CIC Agreement ($)	Total Value of Benefits Under CIC Agreement ($)	Annual Incentive Plan Acceleration ($) (1)	Performance Plan Acceleration ($) (2)	Stock Option and RSU Acceleration ($) (3)	Total ($)
Jeffrey D. Lorenger	—	—	1,136,430	4,638,734	5,107,677	10,882,841
Marshall H. Bridges	—	—	385,350	1,106,344	1,401,684	2,893,378
Vincent P. Berger	—	—	622,642	983,470	1,208,588	2,814,700
Steven M. Bradford	—	—	340,575	484,883	630,805	1,456,263
B. Brandon Bullock	—	—	184,689	589,202	479,671	1,253,562

Notes
(1)Represents the higher of the value of the annual incentive award earned for 2022 or paid in respect to the three full fiscal years immediately prior to the CIC effective date. For Mr. Bullock, this amount represents the annual incentive award earned for 2022.
(2)Represents the 2020-2022 PSU, 2021-2023 PSU, and 2022-2024 PSU awards payable. See footnote 4 of the above table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control.
(3)Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Compensation Triggered By Retirement, Death, or Disability
Upon retirement at age 65, or at age 55 with ten years of service, all outstanding Annual Incentive Plan, PSUs, and stock options immediately vest and are prorated based on length of service during the performance period, while RSUs continue to vest according to their regular schedule. Upon disability or death, all outstanding Annual Incentive Plan, stock option, RSU, and PSU awards immediately vest. Option holders who terminate employment due to disability may exercise stock options, which fully vest as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability. The representatives of option holders whose employment is terminated due to death may exercise stock options, which shall fully vest as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death. Option holders who terminate employment due to retirement may exercise stock options, which shall fully vest as of the date of retirement, until the expiration of the stock option.
In the event of a termination of employment not due to a CIC event, retirement, death or disability, the Named Executive Officers receive only those benefits available to all members. The Named Executive Officers may exercise

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stock options which are vested as of the date of termination until the earlier of the expiration of the stock option or 180 days following the date of termination.

The following table quantifies compensation payable to the Named Executive Officers in the event of death, disability, or retirement. Messrs. Lorenger and Bradford were retirement eligible as of the last business day of 2022, so retirement information is provided only for them.
Value in Event of Retirement, Death or Disability

Name	Life Insurance Proceeds ($) (1)	Retirement & Profit Sharing (2)	Annual Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Option and RSU Acceleration ($) (5)	Total Value in Event of Death ($)	Total Value in Event of Disability ($)	Total Value in Event of Retirement ($)
Jeffrey D. Lorenger	150,000	3,050	1,041,600	1,161,015	5,107,677	7,463,342	7,313,342	7,313,342
Marshall H. Bridges	150,000	3,050	349,522	276,548	1,401,684	2,180,804	2,030,804	N/A
Vincent P. Berger	150,000	16,431	412,340	248,886	1,208,588	2,036,245	1,886,245	N/A
Steven M. Bradford	150,000	3,050	312,287	122,581	630,805	1,218,723	1,068,723	1,068,723
B. Brandon Bullock	150,000	3,050	184,689	148,300	479,671	965,710	815,710	N/A

Notes
(1)Represents the proceeds of the life insurance policy maintained by the Corporation for each of the Named Executive Officer under a life insurance plan. The policy amount is equal to the lesser of the insured’s annual base salary or $150,000. This amount only applies to the Total Value in Event of Death.
(2)Represents the value of the Corporation’s required contributions to the Retirement Plan.
(3)Represents the value of the annual incentive award earned for 2022 which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2022.
(4)Represents the estimated 2020-2022 PSU, 2021-2023, and 2022-2024 PSU awards payable. The value of the 2020-2022 PSUs assumes estimated performance at 0% and includes the entire 36 month of the performance period. The value of the 2021-2023 PSUs assumes performance at 100% and is prorated for 24 of 36 months of the performance period. The value of the 2022-2024 PSUs assumes performance at 100% and is prorated for 12 of 36 months of the performance period.
(5)Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

In 2022, the Corporation divested its Lamex business which was the largest component of HNI's international business. The international business was subsequently restructured, and in connection with this restructuring, Mr. Tjaden's position as President, HNI International was involuntarily eliminated and he subsequently left the organization. In connection with this separation, Mr. Tjaden received a payment in the amount of $425,000 in exchange for a customary release of claims, non-competition covenants, and other restrictions. Mr.Tjaden was retirement eligible at the time of his separation and in accordance with the applicable compensation plans, he will receive a prorated Annual Incentive Plan payment, his PSUs will remain eligible for vesting on a prorated basis subject to financial performance, and his RSUs will continue to vest according to their regular schedule.

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Compensation Ratio

For purposes of the compensation ratio calculation, the Corporation identified the "median member" based on its worldwide workforce, without regard to location, compensation arrangements, or employment status (full-time versus part-time). As of October 1, 2022, the member population was distributed as follows (all numbers approximate):

Members by Geography:
The Americas        6,750
Asia Pacific         550
Total            7,300

Accordingly, to identify the median annual compensation of members, as well as to determine the annual total compensation of the “median member” and the CEO, the following methodology was used:
1.Identified the “median member” as of October 1, 2022.
2.Annualized the compensation of members hired in 2022.
3.Applied exchange rates as of September 30, 2022 as follows:
•1 Indian Rupee to .0122 U.S. Dollars for members in India
•1 Taiwan New Dollar to .0314 U.S. Dollars for members in Taiwan
4.Selected base salary or wages plus overtime pay for the nine-month period ending September 30, 2022 to measure compensation of the Corporation's members.
5.Identified the "median member" based on such base salary and wages plus overtime pay.
6.For the "median member" identified, the Corporation then calculated the annual total compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $73,306, which includes wages with overtime pay and the estimated value of the member’s health care benefits, retirement-related benefits, and disability insurance (estimated for the member and the member’s eligible dependents at $18,278).
7.For the annual total compensation of the CEO, the Corporation used the amount reported in the “Total” column of the 2022 Summary Compensation Table included in this Proxy Statement, plus the estimated value of the CEO’s health care benefits, retirement-related benefits, and disability insurance (estimated for the CEO and the CEO’s eligible dependents at $20,920).

For fiscal 2022, the median of the annual total compensation of the Corporation's members in the Americas and Asia Pacific (other than our CEO), was $73,306 and the annual total compensation of the CEO was $5,696,474. Based on this information, for 2022 the ratio of the annual total compensation of Mr. Lorenger to the median member’s annual total compensation is 78 to 1. This compensation ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Due to the variability of the CEO's performance-based compensation, the compensation ratio can differ significantly from year to year.

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Pay versus Performance

The Corporation’s Board believes in the importance of aligning the compensation of the Named Executive Officers with the Corporation's performance, therefore, a significant amount of compensation is dependent on achievement of certain financial targets.

The following table shows pay versus performance (PVP) information for the Named Executive Officers.

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid (CAP) to CEO (2)	Average Summary Compensation Table Total for Non- CEO NEOS (1)	Average Compensation Actually Paid (CAP) for Non- CEO NEOS (2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($000) (4)	Non-GAAP EBIT ($000) (5)
					Total Shareholder Return (3)	Peer Group Total Shareholder Return (3)
2022	5,675,554	(1,815,166)	1,405,252	106,684	93	48	123,873	128,359
2021	9,132,815	12,666,026	2,352,863	3,104,883	132	82	59,814	100,728
2020	4,907,623	3,421,825	1,491,383	1,190,173	114	88	41,917	107,028

Notes
1.For each year shown, the CEO was Mr. Lorenger. For 2022, the other NEOs were Mr. Bridges, Mr. Berger, Mr. Bradford, Mr. Bullock, and Mr. Tjaden. For 2020 and 2021, the other NEOs were Mr. Bridges, Mr. Berger, Mr. Bradford, and Mr. Tjaden. The values reflected in this column reflect the “Total” compensation set forth in the Summary Compensation Table (SCT) for each applicable year. See the footnotes to the SCT for further detail regarding the amounts in this column.
2.Calculated in accordance with Item 402(v) of Regulation S-K. Compensation actually paid (“CAP”) is defined by the SEC and is computed by subtracting the amounts in the “Stock Awards” and “Option Awards” columns of the SCT for each year from the “Total” column of the SCT and then making the equity award adjustments described below, all of which are computed in a manner consistent with the fair value methodology used to account for share-based payments in the Company’s GAAP financial statements. The following tables reflect the adjustments made to SCT total compensation to compute CAP for our CEO and average CAP for our other NEOs.

CEO

	SCT Total Comp	SCT Equity Awards	Equity Award Adjustments (a)	CAP
2022	5,675,554	(3,399,987)	(4,090,733)	(1,815,166)
2021	9,132,815	(6,783,691)	10,316,902	12,666,026
2020	4,907,623	(3,103,063)	1,617,265	3,421,825

Other NEOs (Average)

	SCT Total Comp	SCT Equity Awards	Equity Award Adjustments (a)	CAP
2022	1,405,252	(453,537)	(845,031)	106,684
2021	2,352,863	(1,362,756)	2,114,776	3,104,883
2020	1,491,383	(610,480)	309,270	1,190,173

a.The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the value of dividends or other

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earnings paid on stock or option awards not otherwise reflected in fair value or total compensation. The amounts deducted or added in calculating the equity award adjustments are as follows:

CEO

	YE Fair Value of Equity Awards Granted During the Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years That Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards That Failed to Meet Vesting Conditions in the Year	Value of Dividends Paid on Equity Awards Not Otherwise Reflected In Fair Value or Total Compensation	Total Equity Award Adjustments
2022	1,593,082	(5,564,969)	(169,450)	—	50,604	(4,090,733)
2021	8,150,404	2,057,167	92,762	—	16,569	10,316,902
2020	1,755,048	(150,041)	12,258	—	—	1,617,265

Other NEOs (Average)

	YE Fair Value of Equity Awards Granted During the Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years That Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards That Failed to Meet Vesting Conditions in the Year	Value of Dividends Paid on Equity Awards Not Otherwise Reflected In Fair Value or Total Compensation	Total Equity Award Adjustments
2022	212,507	(948,659)	14,620	(132,820)	9,321	(845,031)
2021	1,637,440	437,900	36,177	—	3,259	2,114,776
2020	345,278	(34,332)	(1,676)	—	—	309,270

3.Reflects the cumulative TSR of the Corporation and the cumulative TSR of the Office Furniture Industry Group (OFIG) peer group used for the purposes of the Performance Graph in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, the two-years ended January 1, 2022 and the three years ended December 31, 2022, assuming a $100 investment at the closing price on December 27, 2019 and the reinvestment of all dividends.
4.GAAP Net Income as disclosed in our Annual Report on Form 10-K.
5.Non-GAAP EBIT is adjusted from the comparable GAAP metric to exclude select items including general restructuring charges, new facility setup costs, gain or loss on the sale of a business, asset impairments, charges related to cost reduction initiatives, and COVID-19 pandemic costs.

Relationship of CAP to Performance
The following graphs illustrate the relationship during 2020-2022 of the CAP to the CEO and the average CAP to the other NEOs, to (i) the Corporation's cumulative TSR and the cumulative TSR of the Office Furniture Industry Group (OFIG) peer group used for the purposes of the Performance Graph in our Annual Report on Form 10-K filing, (ii) the Corporation's GAAP net income, and (iii) the Corporation's non-GAAP EBIT.

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HNI CAP and TSR
HNI CAP ($000)
VALUE OF $100 INVESTMENT FROM 12/27/19
$45,000
$35,000
$25,000
$15,000
$5,000
-$5,000
$140
$120
$100
$80
$60
$40
$20
$0
$114
$132
$93
$88
$82
$48
$3,422
$1,190
$12,666
$3,105
-$1,815
$107
2020
2021
2022
HNI CEO CAP
HNI Average CAP for Non-CEO NEOS
HNI Total Shareholder Return
Peer Group Total Shareholder Return

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HNI CAP and Net Income
HNI CAP ($000)
HNI NET INCOME ($000)
$45,000
$35,000
$25,000
$15,000
$5,000
-$5,000
$135,000
$115,000
$95,000
$75,000
$55,000
$35,000
$15,000
-$5,000
$123,873
$59,814
$41,917
$12,666
$3,422
$1,190
$3,105
-$1,815
$107
2020
2021
2022
HNI CEO CAP
HNI Average CAP for Non-CEO NEOS
Net Income ($000)

HNI CAP and Non-GAAP EBIT
HNI CAP ($000)
HNI NON-GAAP EBIT ($000)
$45,000
$35,000
$25,000
$15,000
$5,000
-$5,000
$135,000
$125,000
$115,000
$105,000
$95,000
$85,000
$75,000
$65,000
$55,000
$45,000
$107,028
$100,728
$128,359
$3,422
$1,190
$12,666
$3,105
-$1,815
$107
2020
2021
2022
HNI CEO CAP
HNI Average CAP for Non-CEO NEOS
Non-GAAP EBIT ($000)

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Financial Performance Measures

The most important financial performance measures used by the Corporation in 2022 related to CAP based on Corporation performance are listed below. The Corporation used two financial performance measures in 2022: economic profit and Non-GAAP EBIT. In addition, the Corporation used two non-financial strategic objectives in 2022 in determining performance-based compensation: achievement of corporate social responsibility initiatives and achievement of diversity, equity and inclusion initiatives.

Non-GAAP EBIT
Non-GAAP Economic profit
Corporate social responsibility initiatives
Diversity, equity and inclusion initiatives

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EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2022, about common stock which may be issued under the Corporation's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	3,509,913 (1)	41.86	3,041,662 (4)
Equity Compensation Plans not approved by security holders	163,566 (2)		566,858 (5)
Total	3,673,479	41.86	3,608,520

Notes
(1)Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the Stock Plans – 2,119,170 (1,492,137 under the 2017 Stock Plan, and 627,033 under the 2007 Stock Plan); (ii) shares to be issued upon the vesting of outstanding RSUs under the Stock Plans - 535,380 (156,809 under the 2021 Stock Plan, and 378,571 2017 Stock Plan); (iii) shares to be issued upon the vesting of outstanding PSUs under the Stock Plans - 428,355 (134,916 under 2021 Stock Plan, and 293,439 under the 2017 Stock Plan) and (iv) the target value of the 2022 Annual Incentive Plan awards for all award recipients divided by $28.43, the closing price of a share of common stock on December 30, 2022, the last trading day of Fiscal 2022 – 427,008. As of the last day of Fiscal 2022, there were no outstanding warrants or rights under the 2021 Stock Plan, the 2017 Stock Plan, or the 2007 Stock Plan. Also, there were no options, warrants, rights or RSUs under the 2017 Equity Plan for Non-Employee Directors. The number of shares attributable to Annual Incentive Plan awards overstates expected common stock dilution as the Corporation did not pay out any portion of the 2022 Annual Incentive Plan awards for any recipient in the form of common stock.
(2)Includes the nonvoting share units credited to the account of individual executive officers or Directors under either the Deferred Plan – 7,588 or the Directors Deferred Plan – 155,978 For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 41. For additional information on the Directors Deferred Plan, see "Director Compensation" on page 19 of this Proxy Statement.
(3)This column does not take into account any of the RSUs, Long-Term Performance Plan awards, Annual Incentive Plan awards or nonvoting share units discussed in Notes 1 and 2 above.
(4)Includes shares available for issuance under the 2021 Stock Plan – 2,588,496, the 2017 Equity Plan for Non-Employee Directors – 109,526 and the MSPP – 343,640. The MSPP allows members to purchase common stock at 85% of the closing share price on each quarterly exercise date up to an annual aggregate amount of $25,000 per year and is available generally to all members.
(5)Includes nonvoting share units available for issuance under the Deferred Plan – 219,838 and the Directors Deferred Plan – 347,020.

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PROPOSAL NO. 4 – ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Summary

The Corporation is asking shareholders to vote, on a non-binding, advisory basis, on the frequency of future advisory votes on Named Executive Officer compensation. The Corporation has held annual votes since the 2011 annual meeting.

The Board continues to believe an advisory vote on Named Executive Officer compensation occurring every year is most appropriate and recommends shareholders approve an annual advisory vote on Named Executive Officer compensation. Holding an annual advisory vote on Named Executive Officer compensation allows shareholders to provide timely input on the Corporation's compensation philosophy, policies, and practices and provides a direct and simple means to express investor sentiment regarding the executive compensation program.

Shareholders should understand they are not voting “for” or “against” a recommendation of the Board; rather, shareholders are asked to choose whether future advisory votes on Named Executive Officer compensation should be held every one, two, or three years. This vote is advisory and not binding on the Board or the Corporation and the final decision on the frequency of the advisory vote on Named Executive Officer compensation remains with the Board. The Board values the opinions expressed by the shareholders through their votes and will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on named executive compensation.

Recommendation of the Board

The Board recommends a vote to conduct future advisory votes on Named Executive Officer compensation every year.

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Other Information

BENEFICIAL OWNERSHIP OF THE CORPORATION’S STOCK
Persons Owning More than Five Percent of the Corporation’s Stock
On the Record Date, there were 41,676,139 outstanding shares and, to the Corporation’s knowledge, there were four shareholders who owned beneficially more than five percent of all outstanding shares. The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these entities. Unless otherwise indicated, the Corporation believes each of the entities listed below has sole voting and investing power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies (1) One State Farm Plaza Bloomington, Illinois 61710	5,628,800	(2)	13.61%

BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	6,684,078	(4)	16.2%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,700,224	(5)	11.36%

Northern Trust Corporation 50 South LaSalle Street Chicago, Illinois 60603	2,162,522	(6)	5.2%

Notes
(1)State Farm Insurance Companies consists of the following entities: State Farm Mutual Automobile Insurance Company; State Farm Fire and Casualty Company; State Farm Investment Management Corp.; State Farm Insurance Companies Employee Retirement Trust; State Farm Life and Accident Assurance Company; and State Farm Life Insurance Company.
(2)Information is based on a Schedule 13G/A filed January 31, 2023, with the SEC by State Farm Insurance Companies for the period ended December 31, 2022.  State Farm Insurance Companies has sole voting and investment power with respect to 4,029,600 beneficially owned shares and shared voting and investment power with respect to 1,599,200 beneficially owned shares.
(3)The following subsidiaries of BlackRock, Inc. hold the shares of common stock noted:  BlackRock Life Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Financial Management, Inc.; BlackRock Asset Management Ireland Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Fund Managers Ltd; BlackRock (Netherlands) B.V., and Aperio Group, LLC.
(4)Information is based on a Schedule 13G/A filed January 26, 2023, with the SEC by BlackRock, Inc., for the period ended December 31, 2022.  Of the 6,684,078 shares beneficially owned, BlackRock Inc. has sole voting power with respect to 6,634,162 shares and sole investment power with respect to 6,684,078 shares, and no shared voting or investment power with respect to any shares. iShares Core S&P Small-Cap ETF has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of more than 5% of the Corporation’s outstanding common stock.
(5)Information is based on a Schedule 13G/A filed February 9, 2023, with the SEC by The Vanguard Group, Inc., for the period ended December 31, 2022. Of the 4,700,224 shares beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to 0 shares, shared voting power with respect to 69,389 shares, sole investment power with respect to 4,592,873 shares, and shared investment power with respect to 107,351 shares.
(6)Information is based on a Schedule 13G/A filed February 13, 2023, with the SEC by Northern Trust Corporation and its subsidiary The Northern Trust Company, for the period ended December 31, 2022. Of the 2,162,522 shares beneficially owned, Northern Trust Corporation has sole voting power with respect to 132,966 shares, shared voting power with respect to 2,029,556 shares, sole investment power with respect to 2,079,567 shares, and shared investment power with respect to 77,622 shares.

Directors and Officers

The following table sets forth the beneficial ownership of common stock as of March 20, 2023, for each of the Corporation’s directors and named executive officers, and executive officers as a group as of that date, including shares

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of common stock that each has a right to acquire within 60 days after March 20, 2023. The address of the persons listed below is 600 East Second Street, Muscatine, Iowa 52761.

Name of Beneficial Owner	Common Stock (1)	Common Stock Units (2)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof	Total Stock and Stock-Based Holdings	Percent of Class (3)
Mary A. Bell	32,408	40,375.16		72,783	*
Miguel M. Calado	34,902.47			34,902	*
Cheryl A. Francis	75,987			75,987	*
Patrick D. Hallinan	3,408			3,408	*
John R. Hartnett	30,230.94			30,231	*
Mary K.W. Jones	26,608	2,537.16		29,145	*
Larry B. Porcellato	16,456	22,715.24		39,171	*
Dhanusha Sivajee	13,930			13,930	*
Abbie J. Smith	26,786	56,314.9		83,101	*
Ronald V. Waters, III	4,463	14,084.97		18,548	*
Jeffrey D. Lorenger	104,122		520,024	624,146	1.5%
Marshall H. Bridges	29,865		135,282	165,147	*
Vincent P. Berger	26,949		124,987	151,936	*
Steven M. Bradford	41,788		89,755	131,543	*
B. Brandon Bullock	6,785		24,351	31,136	*
Kurt A. Tjaden	56,862		140,715	197,577	*
All Directors and executive officers as a group (17 persons)	571,193	136,027	1,122,561	1,702,693	4.09%

Notes
(1)Includes restricted shares held by executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above.
(2)Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under either the Deferred Plan or the Directors Deferred Plan. For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 41. For additional information on the Directors Deferred Plan, see “Director Compensation” on page 19 of this Proxy Statement.
(3)* less than 1%.

DEADLINE FOR SHAREHOLDER PROPOSALS AND BOARD NOMINATIONS FOR THE 2024 ANNUAL MEETING
Proposals by shareholders intended to be presented at the 2024 Annual Meeting must be received at the Corporation's executive offices no later than November 22, 2023, to be included in the 2024 proxy statement. All shareholder notice of proposals submitted outside the processes of Exchange Act Rule 14a-8 must be received between January 18, 2024, and February 17, 2024, to be considered for presentation at the 2024 Annual Meeting, but will not be included in the proxy statement. In addition, shareholder proposals must comply with the informational requirements contained in Section 2.16(a)(2) of the By-laws in order to be presented at the 2024 Annual Meeting. On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of the By-laws.

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Shareholders wishing to nominate or recommend a candidate for nomination by the Corporation as a Director for the 2024 annual meeting of shareholders should write to the Corporation’s Corporate Secretary between January 18, 2024, and February 17, 2024, and include the information required by Section 2.16(a)(2) of the By-laws. The Governance Committee will consider candidates for Director recommended by shareholders by applying the criteria for candidates described above and considering additional information required by the By-laws.
Shareholders wishing to include Director nominees in the Corporation’s proxy card for the 2024 Annual Meeting must provide written notice to the Company’s Secretary between January 18, 2024, and February 17, 2024, with all the names of the Director nominees for whom such shareholders intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19(b) under the Exchange Act.

OTHER MATTERS
The Board knows of no other matters that will be brought before the Annual Meeting, but, if other matters properly come before the Annual Meeting, it is intended the persons named in the proxy will vote the proxy according to their best judgment.
On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements and schedules, filed with the SEC. The report is also available at investors.hnicorp.com.
Information set forth in this Proxy Statement is as of March 21, 2023, unless otherwise noted.
Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 21, 2023

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report on page 23 of this Proxy Statement and the Compensation Committee Report on page 43 of this Proxy Statement shall not be incorporated by reference into any filings. The information posted on or accessible through the Corporation's website, including the CSR Report, is not incorporated into this Proxy Statement. The 2022 Annual Report does not form any part of the material for the solicitation of proxies.

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GENERAL INFORMATION
When is the Annual Meeting?
The Annual Meeting will be held virtually on Wednesday, May 17, 2023, at 10:30 a.m. Central.
How do I vote?
You can vote in any of the following ways:
•Before the Annual Meeting on proxypush.com/HNI or via toll-free telephone number.
•If you received a proxy card in the mail, by signing, dating, and mailing the proxy card in the envelope provided.
•During the Annual Meeting on the Corporation’s virtual meeting website at proxydocs.com/HNI. To be admitted to the Annual Meeting and vote your shares, you must register in advance and provide the Control Number as described on the Notice or proxy card. After completion of your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.
•By “proxy” (one of the individuals named on your proxy card will vote your shares as you have directed).
Instructions regarding these methods of voting are contained in the Notice and the proxy card. If you vote by mail, it must be received by May 16, 2023.
We urge you to vote in advance of the Annual Meeting even if you plan to participate in the virtual Annual Meeting so we will know as soon as possible whether a quorum exists for us to hold the Annual Meeting.
If you hold shares through the Corporation’s retirement plan, your vote must be received by 11:59 p.m. Eastern Time on May 14, 2023.
If your shares of common stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in “street name,” rather than held directly in your name, please refer to the information provided by your bank, broker, or other holder of record to determine the options available to you. Since a beneficial owner is not the shareholder of record, you may not vote these shares during the Annual Meeting unless you obtain a legal proxy from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Annual Meeting.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares “FOR” the election of each nominee for director, "EVERY YEAR" on the frequency of future advisory votes on Named Executive Officer compensation, "FOR" on all other proposals, and in your proxy’s discretion as to any other business which may properly come before the Annual Meeting.
Who can attend and vote at the Annual Meeting?
Shareholders of record as of the close of business on March 20, 2023 (the “Record Date”) are entitled to attend and vote at the Annual Meeting. Each share of the Corporation’s common stock, par value $1.00 per share, is entitled to one vote on each matter to be voted on at the Annual Meeting and can be voted only if the shareholder of record registers in advance to attend the virtual meeting and participates in the virtual Annual Meeting, or is represented by proxy.
What if I have trouble accessing the virtual Annual Meeting?
Beginning one hour prior to the start of the Annual Meeting and continuing until the meeting’s conclusion, technical support will be available via a toll-free phone number to address any technical difficulties. The phone number for

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contacting technical support will be provided in a meeting access e-mail sent to all pre-registered shareholders approximately one hour prior to the Annual Meeting.
What constitutes a quorum at the Annual Meeting?
The online participation in the Annual Meeting or representation by proxy of the holders of a majority of the outstanding shares of common stock (“outstanding shares”) on the Record Date will constitute a quorum. To determine whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.
What will I be voting on?
•Re-election of each of the four nominees for director named on page 22 of this Proxy Statement under “Proposal No. 1 – Election of Directors.”
•Ratification of the Audit Committee’s selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 30, 2023, as described on page 25 of this Proxy Statement under “Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.”
•Adoption of an advisory resolution approving the compensation of the Corporation’s Named Executive Officers as described on page 26 of this Proxy Statement under “Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation.”
•Adoption of an advisory resolution approving the frequency of future advisory votes on Named Executive Officer compensation as described on page 61 of this Proxy Statement under “Proposal No. 4 – Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation.”

How can I submit questions at the Annual Meeting?
Upon completing your registration to attend the Annual Meeting, you will receive further instructions via email, including how to submit questions during the meeting and rules for how questions and comments will be recognized and disclosed to meeting participants. We will post shareholder questions and our answers on virtual meeting website as soon as practical after the meeting.
Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all our shareholders, we have elected to furnish proxy materials to shareholders electronically. This supports our on-going commitment to sustainability by reducing the amount of paper used, while also reducing costs associated with mailing these materials.
On or before March 31, 2023, we will mail to our shareholders of record (other than those who previously requested electronic delivery) the Notice containing instructions to access the proxy materials online and to vote their shares. The Notice also contains instructions to request to receive a set of the proxy materials by mail or electronically by email, in either case free of charge, and to request future proxy materials be sent by mail or electronically by email. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request one by following the instructions on the Notice.

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What discretion does my broker, trustee, or other nominee have to vote my shares of common stock held in “street name”?

A broker, trustee, or other nominee holding your shares of common stock in “street name” must vote those shares according to specific instructions it receives from you. NYSE rules determine the proposals on which brokers may not vote without specific instructions from you (“Non-Routine Proposals”). Your shares will not be voted on any Non-Routine Proposal if you do not provide voting instructions, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted as present for purposes of determining a quorum.
If you hold shares in “street name,” it is important that you provide specific voting instructions to your broker, trustee, or other nominee or your shares will not be voted with respect to Proposal Nos. 1, 3, and 4, because they are Non-Routine Proposals for which your broker, trustee or other nominee may not vote your shares in its discretion.
Can I change or revoke my vote or revoke my proxy?
Yes. You may change your vote at any time before the proxy is voted at the Annual Meeting. For shareholders of record, if you voted your proxy card by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting online at the Annual Meeting, or by giving written notice to HNI’s Corporate Secretary. If you voted via the internet or by telephone you may also change your vote with a timely and valid later-dated internet or telephone vote, as the case may be, or by voting online at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless: (a) you give proper written notice of revocation to the Secretary before the proxy is exercised or (b) you vote online at the Annual Meeting. Once voting is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote.
If your shares are held in “street name,” you must follow the specific voting directions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided.
How do I vote my shares in the Corporation’s retirement plan?
If you participate in the Corporation’s retirement plan, the proxy card you receive will include common stock allocated to your account. Properly completed and signed proxy cards, in addition to telephone and internet voting in advance of the Annual Meeting, will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received (the “undirected shares”) from plan participants. The proportion of the undirected shares to which your instructions will apply will be equal to the proportion of the shares to which the trustee receives instructions represented by your shares.
How is the Corporation soliciting proxies?
The Corporation bears the cost of preparing, assembling, and mailing the proxy materials related to the solicitation of proxies by and on behalf of the Board. In addition, certain of the Corporation’s officers may, without additional compensation, solicit proxies in person, by telephone or through other means of communication. The Corporation will bear the cost of solicitation.
How will my vote get counted?
EQ Shareowner Services will use an automated system to tabulate the votes and will serve as the inspector of elections.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations identifying individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed either within the Corporation or to third parties, except:

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•as necessary to meet applicable legal requirements;
•to allow for the tabulation of votes and certification of the vote; and
•to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Corporation’s management.
What is “householding” of proxy materials?
As permitted by applicable law, we may deliver only one copy of certain of our documents, including the Notice or Annual Report to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for shareholders and cost savings for the Corporation. If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of the Notice or the proxy materials themselves, which are typically mailed in March of each year, by notifying EQ Shareowner Service in writing at P.O. Box 64945, St. Paul, MN 55164-0945 or by calling EQ Shareowner Services at (800) 468-9716. If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying Shareowner Services at the same address.
Where can I find the voting results of the Annual Meeting?
The Corporation intends to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting and available on the Corporation’s website.

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HNI CORPORATION ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 17, 2023 10:30 a.m. (CDT) Virtual Only Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2023. In order to attend the annual meeting online, you must pre-register at www.proxydocs.com/HNI. You will need the control number at the top of this form to register. After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting. Notice is hereby given that the Annual Meeting of Shareholders of HNI Corporation will be held virtually on Wednesday, May 17, 2023, at 10:30 a.m. (CDT). A physical meeting will not be held. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Report are available at www.proxydocs.com/HNI . If you would like to receive a paper copy or an email with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before May 5, 2023, to facilitate timely delivery. Matters intended to be acted upon at the meeting are listed below. The Board of Directors recommends that you vote FOR the following proposals and 1 YEAR for Proposal 4: 1.  Re-elect the four directors nominated by the Board (Miguel M. Calado, Cheryl A. Francis, John R. Hartnett, and Dhanusha Sivajee); 2.  Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 30, 2023; 3.  Advisory vote to approved Named Executive Officer compensation; and 4.  Advisory vote on frequency of future advisory votes on Named Executive Officer compensation THIS IS NOT A FORM FOR VOTING You may immediately vote your proxy on the Internet at: www.proxypush.com/HNI •  Please have this notice available. Follow the instructions to vote your proxy. Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

To request a paper copy of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via: &#61498; Internet/Mobile – Access the Internet and go to www.investorelections.com/HNI . Follow the instructions to log in, and order a copy. &#61480; Telephone – Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order a copy. &#61482; Email – Send us an email at paper@investorelections.com with “HNI Materials Request” in the subject line. The email must include: •  The 11-digit control # located in the box in the upper right hand corner on the front of this notice. •  Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials. •  If you choose email delivery you must include the email address. •  If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Social Security Number (SSN) or Employment Identification Number (EIN)&#8200; number in the email. Important Information about the Notice of Proxy Materials This Notice Regarding the Online Availability of Proxy Materials is provided to shareholders in place of the printed materials for the upcoming Shareholders Meeting. Information about the Notice: In 2007, the Securities and Exchange Commission adopted a voluntary rule permitting internet-based delivery of proxy materials. Companies can now send notices, rather than printed proxy materials to shareholders. This may help lower mailing, printing and storage costs for the company, while minimizing environmental impact. This notice contains specific information regarding the meeting, proposals and the internet site where the proxy materials may be found. To view the proxy materials online: Please refer to the instructions in this notice on how to access and view the proxy materials online, including the proxy card, annual report and proxy statement. To receive paper copies of the proxy materials: Please refer to the instructions in this notice on how to request hard copies of proxy materials via phone, email or Internet.

Signature(s) in Box Please sign exactly as your name(s) appears on the proxy card. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy card. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET/MOBILE – www.proxypush.com/HNI ( PHONE – 1-866-883-3382 * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 16, 2023. If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and 1 YEAR for Item 4. 1. Election of directors: 01  Miguel M. Calado 03  John R. Hartnett ■ Vote FOR ■ Vote WITHHELD 02  Cheryl A. Francis 04  Dhanusha Sivajee all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 30, 2023 ■ For ■ Against ■ Abstain 3. Advisory vote to approve Named Executive Officer compensation ■ For ■ Against ■ Abstain 4. Advisory vote on frequency of future advisory votes on Named Executive Officer compensation ■ 1 year ■ 2 years ■ 3 years ■ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below:  ■ Date _____________________________________

proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2023. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This proxy card also covers shares of common stock, if any, held for your account by Fidelity Management Trust Company as Trustee of the HNI Corporation Profit-Sharing Retirement Plan (the “Plan”). You may instruct the Trustee how to vote your shares as indicated on this proxy card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received. For shares held through the Plan, voting instructions by proxy card, telephone or internet must be provided by 11:59 p.m. (CDT), on May 14, 2023. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “1 YEAR” for Item 4. By signing the proxy card, you revoke all prior proxies and appoint Steven M. Bradford and Marshall H. Bridges, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. HNI CORPORATION ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 17, 2023 10:30 a.m. (CDT) Held Virtually To register for the virtual meeting, please follow the instructions below: •  Visit www.proxydocs.com/HNI. •  As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card. After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.

Board of Directors Investor InformationHNI Corporation Officers and Company Executives Corporate Headquarters 600 East Second Street Muscatine, Iowa 52761 Investor Relations Copies of HNI’s 2022 Annual Report on Form 10-K are available at hnicorp.com Please direct investor relations questions to: HNI Corporation Attn: Investor Relations 600 East Second Street Muscatine, IA 52761 563.272.7400 Stock Exchange Listing New York Stock Exchange Symbol: HNI 2023 Annual Meeting Wednesday, May 17, 2023 10:30 a.m. Central Held virtually Transfer Agent and Registrar EQ Shareowner Services 1110 Centre Point Curve, Suite 101 Mendota Heights, Minnesota 800.468.9716 Auditors KPMG LLP Chicago, Illinois Jeffrey D. Lorenger Chairman, President, and Chief Executive Officer Julie M. Abramowski Vice President, Corporate Controller Vincent P. Berger Executive Vice President, and President, Hearth & Home Technologies Steven M. Bradford Senior Vice President, General Counsel, and Secretary Marshall H. Bridges Senior Vice President and Chief Financial Officer B. Brandon Bullock, III President, The HON Company Jason D. Hagedorn President, Allsteel Jack D. Herring Vice President, Corporate Finance and Treasurer Matthew S. McCall Vice President, Investor Relations and Corporate Development Donna D. Meade Vice President, Member and Community Relations Radhakrishna S. Rao Vice President, Chief Information and Digital Officer Jeffrey D. Lorenger Chairman, President, and Chief Executive Officer, HNI Corporation Mary A. Bell Vice President (retired), Caterpillar Inc. Miguel M. Calado Chairman and President, WY Group Cheryl A. Francis* Co-Chairman, Corporate Leadership Center Patrick D. Hallinan Executive Vice President, Chief Financial Officer, Stanley Black & Decker John R. Hartnett Executive Vice President (retired), Illinois Tool Works Inc. Mary K. W. Jones Senior Vice President, General Counsel, and Worldwide Public Affairs, Deere & Company Larry B. Porcellato Former Chief Executive Officer, The Homax Group, Inc. Dhanusha Sivajee Chief Marketing Officer, Angi Inc. Abbie J. Smith Chaired Professor, University of Chicago Booth School of Business * Lead Director

HNI Corporation 600 East Second Street Muscatine, Iowa 52761 www.hnicorp.com